CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement is made as of December 5, 2023 (the “Effective Date”) by and between Coya Therapeutics, Inc., a Delaware corporation having its registered office at 5850 San Felipe St., Suite 500, Houston, Texas 77057, USA (“Coya”), Dr. Reddy’s Laboratories SA, a Swiss company having its place of business at Elisabethenanlage 11, CH - 4051, Basel, Switzerland (“DRL”), and, solely for purposes of Article IX and Sections 3.1, 3.7, 5.6, 6.1, 6.2.3, 8.5.3, 8.6, 8.11, 10.6, 10.7, 14.9, and 14.10, Dr. Reddy’s Laboratories Ltd., a company registered under the laws of India and having its place of business at 8-2-237, Road No. 3, Banjara Hills, Hyderabad, Telangana, India (“DRL Ltd.”). Each of Coya and DRL may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, DRL Ltd., an Affiliate of DRL, and Coya entered into that certain License and Supply Agreement effective as of April 1, 2023, as amended (as amended, the “Original Agreement” or “Original License”), pursuant to which DRL Ltd. granted Coya an exclusive license to manufacture, Develop and Commercialize Final Product in the Coya Original Territory (as defined below), and pursuant to which Coya granted DRL Ltd. an exclusive license to Commercialize Final Product in the DRL Original Territory (as defined below); and

WHEREAS, the Parties desire to enter into this Agreement wherein Coya shall grant DRL an exclusive license to Commercialize and have Commercialized Final Product in the DRL Field in the portion of the Coya Original Territory that is the DRL Transferred Territory in accordance with the terms herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements, representations, covenants, and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS AND CONSTRUCTION PRINCIPLES
1.1
Definitions. Unless the context clearly indicates otherwise, the following terms used in this Agreement will have the meanings set forth in this Section 1.1:
1.1.1
“Abatacept” means the fusion protein having the international nonproprietary name (INN) Abatacept, comprising the extracellular domain of CTLA-4 with the hinge, CH2, and CH3 domains of IgG1.
1.1.2
“Action” means any claim, action, cause of action, suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil or criminal, and including administrative proceedings and declaratory judgement actions), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority. For the avoidance of doubt, Action includes Infringement Action, Defense Action, Infringement Claim, and Enforceability Action.
1.1.3
“Accounting Standards” means (a) with respect to Coya, U.S. Generally Accepted Accounting Principles, and (b) with respect to DRL, IFRS, in each case, as then current at the relevant time and as consistently applied by the applicable Party.
1.1.4
“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this definition of “Affiliate”, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, by contract, or otherwise.
1.1.5
“Agreement” means this Development and License Agreement, as may be amended pursuant to Section 14.8.
1.1.6
“Applicable Laws” means all applicable laws, statutes, ordinances, codes, rules and regulations, including: (i) all applicable laws and regulations of the Territory, including those regarding GMP and GLP, (ii) all laws, ordinances, codes, rules and regulations as they apply to the Product and Final Product, and (iii) all laws applicable to the Development, manufacturing, importation, offering to sell, sale, distribution, use, marketing or promotion of the Product and Final Product or any aspect thereof and the obligations of Parties hereunder, as the context requires under this Agreement.
1.1.7
“Application” means the Dossier filing before the Regulatory Authority and any amendments or supplements thereto of Final Product. An Application includes a BLA for Final Product.
1.1.8
“ARScience” means ARScience Biotherapeutics, Inc.
1.1.9
“ARScience Agreement” means the License Agreement between Coya and ARScience effective as of August 23, 2022, as amended on February 6, 2023, as may be subsequently amended.
1.1.10
“Batch” means a specific quantity of a the Product or Final Product that is intended to have uniform character and quality within specified limits and is produced according to a single manufacturing order during the same cycle of manufacture and designated by a batch number.
1.1.11
“Biosimilar Product” means, with respect to the Final Product in a particular country in the Territory, any product sold by a Third Party not authorized by DRL or its Affiliates or their Sublicensees that is approved by the applicable Regulatory Authority for such country through any application or submission filed with a Regulatory Authority for Regulatory Approval of a biological product claimed to be biosimilar or interchangeable to the Final Product or otherwise relying on the approval of such Final Product in such country, including, an application filed under 42 U.S.C. § 262(k) or any similar provisions in a country outside the United States, based in reliance, at least in part, on data generated for a Regulatory Approval of the Final Product.
1.1.12
“BLA” means “a Biologics License Application as defined in the FFDCA, or any corresponding foreign application, including, with respect to the EU, a Marketing Authorization Application filed with the EMA or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.1.13
“Business Day” means any day, other than a Saturday or a Sunday, on which the banks in New York, New York, USA and Hyderabad, India are open for business.
1.1.14
“Calendar Quarter” means each three (3)-month period ending on March 31, June 30, September 30, and December 31 during the Term; provided, that (a) the first Calendar Quarter of the Term will commence on the Effective Date and end on the first to occur of March 31, June 30, September 30, and December 31 after the Effective Date, and (b) the last Calendar Quarter of the Term will commence on the last to occur of January 1, April 1, July 1, and October 1 before the last day of the Term end on the last day of the Term.
1.1.15
“Calendar Year” means each twelve (12)-month period commencing on January 1 and ending on December 31 during the Term; provided, that (a) the first Calendar Year of the Term will commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and (b) the last Calendar Year of the Term will commence on January 1 of the year in which the last day of the Term occurs and end on the last day of the Term.
1.1.16
“Certificate of Analysis” means a document, which is dated and signed by a duly authorized representative of the quality control or quality assurance department of the manufacturer certifying that the Product meets the Product Specifications.
1.1.17
“Change in Control” means the occurrence of any of the following:
a.
the acquisition by an individual, entity, group or any other person of beneficial ownership of more than fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of a corporate entity or (y) the combined voting power of the election of directors for the corporate entity;
b.
the sale of substantially all of the corporate entity’s assets to which this Agreement relates or a merger or sale of stock wherein the holders of the entity’s capital stock immediately prior to such sale do not hold at least a majority of the outstanding capital stock of the entity or its successor immediately following such sale; or,
c.
the corporate entity’s shareholders approve and complete any plan or proposal for the liquidation or dissolution of the entity.
1.1.18
“Commercialization” means the marketing, promotion, distribution and sale of Final Product Developed hereunder, any and all activities that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of Final Product (including pre-launch and marketing preparation activities) and any interactions with Regulatory Authorities after receipt of Regulatory Approval regarding the foregoing. Commercialization includes applying for Pricing and Reimbursement Approvals.
1.1.19
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party regarding any objective under this Agreement, reasonable, good-faith efforts to accomplish such objective comparable to the efforts commonly used by [***].
1.1.20
“Confidential Information” means all confidential or proprietary information relating to the Parties’ business and operation, this Agreement’s term sheet, this Agreement and its terms, or other technical, business or financial information provided by the Parties as contemplated by this Agreement. “Confidential Information” does not include information that (a) becomes generally available to the public other than as a result of disclosure by the receiving Party, (b) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party, provided that such source is not known by the receiving Party to be bound by a confidentiality agreement with the disclosing Party, (c) was previously known by the receiving Party as evidenced by the receiving Party’s written records, or (d) was independently Developed by the receiving Party without use of or reliance on the Confidential Information. Notwithstanding anything to the contrary: (i) Coya Sole Know-How, Coya Sole Patent Rights, and other intellectual property rights in the Coya Sole Know-How are the Confidential Information of Coya (and not Confidential Information of DRL), (ii) DRL Sole Know-How, DRL Sole Patent Rights, and other intellectual property rights in the DRL Sole Know-How are the Confidential Information of DRL (and not Confidential Information of Coya), and (iii) Joint Know-How, Joint Patent Rights, and other intellectual property rights in the Joint Know-How are the Confidential Information of both Parties.
1.1.21
“Control” or “Controlled” means, with respect to a Party and any Patent Rights, Know-How, or Regulatory Documentation, possession on the Effective Date or at any time during the Term of the ability by such Party or its Affiliate (whether by sole or joint ownership, license or otherwise), other than pursuant to this Agreement, to grant, without violating the terms of any agreement with a Third Party, a license, access or other right in, to or under such Patent Rights, Know-How, or Regulatory Documentation. Notwithstanding anything in this Agreement to the contrary, if a Party has undergone a Change in Control and is acquired by a Third Party or such Third Party’s Affiliates, then such Party will be deemed to not Control any Patent Rights, Know-How, or Regulatory Documentation that are owned or controlled by such Third Party or such Third Party’s Affiliates (other than such Party and such Party’s Affiliates), unless such Patent Rights, Know-How or Regulatory Documentation (a) were Developed prior to the closing of such Change in Control, to the extent that any such Patent Rights, Know-How, or Regulatory Documentation were discovered, Developed, invented or created by such Third Party or such Third Party’s Affiliates prior to such Change in Control using or incorporating such Party’s or its pre-existing Affiliate’s Patent Rights, Know-How, or Regulatory Documentation or (b) after the closing of such Change in Control to the extent that such Patent Rights, Know-How, or Regulatory Documentation (i) are discovered, Developed, invented or created by such Third Party or such Third Party’s Affiliates (other than such Party or its pre-existing Affiliates) using or incorporating such Party’s or its pre-existing Affiliates’ Patent Rights, Know-How, or Regulatory Documentation or any Confidential Information of either Party, or (ii) are discovered, Developed, invented or created by personnel who were employees or consultants of such Party or its pre-existing Affiliates.
1.1.22
“Cover”, “Covering”, or “Covered” means, when referring to Final Product and a Patent Right, that, in the absence of a license granted to a Person under such Patent Right, the practice by such Person of a specified activity with respect to Final Product would infringe any Valid Claim included in such Patent Right.

1.1.23
“Coya” has the meaning set forth in the preamble.
1.1.24
“Coya Current Manufacturing Site” means the manufacturing site operated by ARScience for the manufacture of the Final Product existing as of the Effective Date.
1.1.25
“Coya Original Territory” means the territory of United States of America, Canada, EU, United Kingdom, Japan, Mexico, and South America.
1.1.26
“Coya Retained Territory” means the exclusive territory of Japan, Mexico, and each country in South America, unless any such country is added to the DRL Transferred Territory pursuant to Section 3.5.1.
1.1.27
“Develop” or “Development” means all activities that are necessary or useful to obtain, support or maintain Regulatory Approval of Final Product in any particular country or other jurisdiction in the Territory, including any such activities relating to preparing and conducting non-clinical studies and clinical studies and regulatory activities (e.g., preparing, filing and obtaining regulatory applications), formulation development, process development, process qualification, validation, and scale-up. “Develop” or “Development” excludes the Commercialization and the manufacture of Final Product.
1.1.28
“Development Costs” means any costs and expenses that are incurred by or on behalf of Coya or any of its Affiliates in accordance with Accounting Standards, this Agreement, and the Development Plan and that are reasonably documented and allocable to the performance of activities under the Development Plan.
1.1.29
“Dollars” means United States dollars.
1.1.30
“Dossier” means the documentation prepared for the purpose of submission to obtain Regulatory Approval of Final Product in one or more countries in one or more indications, prepared in e-CTD format.
1.1.31
“DRL” has the meaning set forth in the preamble.
1.1.32
“DRL Field” means the use of Final Product in the treatment, prevention, or other use in patients with (a) amyotrophic lateral sclerosis (ALS), and (b) each ROFR Indication added to the DRL Field in accordance with Section 3.4.
1.1.33
“DRL Ltd.” has the meaning set forth in the preamble.
1.1.34
“DRL Original Territory” means all countries other than the Coya Original Territory.
1.1.35
“DRL Territory” means the DRL Original Territory and the DRL Transferred Territory.
1.1.36
“DRL Transferred Territory” means (a) the territory of United States of America, Canada, EU, and United Kingdom, and (b) each ROFN Country added to the DRL Transferred Territory by an amendment to this Agreement pursuant to Section 3.5.1.
1.1.37
“Effective Date” has the meaning set forth in the preamble.

1.1.38
“EMA” means the European Medicines Agency and any successor agency thereto.
1.1.39
“EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto.
1.1.40
“FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.1.41
“FFDCA” means the Federal Food, Drug and Cosmetic Act under United States Code, Title 21, as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
1.1.42
“Final Product” means (a) a proprietary co-pack kit containing the Product, and Low Dose IL- 2 or (b) such other products combining Low Dose IL-2 and the Product that may include but not be limited to co-formulation, dual chamber devices and the like.
1.1.43
“Final Product Specifications” means the specifications for Final Product as agreed to by the Parties and approved by the applicable Regulatory Authority, which may be amended from time to time as specifically requested by the applicable Regulatory Authority.
1.1.44
“First Commercial Sale” means with respect to Final Product in any country in the Territory, the first sale for monetary value for use or consumption by the end user of Final Product in such country after the Regulatory Approval for Final Product has been obtained in such country.
1.1.45
“GCP” or “Good Clinical Practice” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (d) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.1.46
“GLP” or “Good Laboratory Practice” means all applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD), and such standards of good laboratory practice as are required by the equivalent Applicable Law in the relevant country and other organizations and governmental agencies in countries in which Final Product is intended to be sold by the Party that is subject to such standards.
1.1.47
“GMP” or “Good Manufacturing Practice” means all applicable then-current standards for Manufacturing, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. §§ 201, 211, 600 and 610 and all applicable FDA guidelines and requirements, (b) European Directive 2003/94/EC for medicines and investigational medicines for human use and the applicable guidelines stated in the EudraLex guidelines, (c) the principles detailed in the applicable ICH guidelines, (d) the conduct of an inspection by a Qualified Person (as defined therein) and the execution by such Qualified Person of an appropriate certification of inspection; and (e) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time.
1.1.48
“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government, including the Patent Trial and Appeal Board, the United States Patent and Trademark Office and equivalent international bodies.
1.1.49
“Gross Profit” [***].
1.1.50
“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.1.51
“IFRS” means the International Financial Reporting Standards, the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the EU as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.
1.1.52
“IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.
1.1.53
[***].
1.1.54
“Joint IP” means the Joint Know-How and the Joint Patent Rights.
1.1.55
“JSC” has the meaning set forth in Section 2.1.
1.1.56
“Know-How” means all inventions, practices, methods, protocols, formulae, knowledge, improvements, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, technology, and information, patentable or otherwise; provided, that Know-How specifically excludes Regulatory Documentation.
1.1.57
“Licensed IP” means the Licensed Know-How and the Licensed Patent Rights.
1.1.58
“Licensed Know-How” means any and all Know-How Controlled by Coya or its Affiliates as of the Effective Date or at any time during the Term, including the Coya Sole Know-How and the Know-How licensed to Coya under the ARScience Agreement, the Methodist Agreement, and the Original Agreement, that is necessary or reasonably useful to Commercialize Final Product in the DRL Field in the DRL Transferred Territory. Licensed Know-How specifically excludes Joint Know-How.

1.1.59
“Licensed Patent Rights” means any and all Patent Rights Controlled by Coya or its Affiliates as of the Effective Date or at any time during the Term, including the Coya Sole Patent Rights, the Patent Rights licensed to Coya under the ARScience Agreement (the “ARScience Licensed Patent Rights”), the Patent Rights licensed to Coya under the Methodist Agreement (the “Methodist Licensed Patent Rights”), and the Patent Rights licensed to Coya under the Original Agreement, that are necessary or reasonably useful to Commercialize Final Product in the DRL Field in the DRL Transferred Territory, including the Patent Rights set forth on Annex C. Licensed Patent Rights specifically exclude the Joint Patent Rights.
1.1.60
“Low Dose IL-2” means Coya’s proprietary human recombinant IL-2 [***].
1.1.61
“Methodist” means The Methodist Hospital.
1.1.62
“Methodist Agreement” means the Amended and Restated Patent and Know How License Agreement between Methodist and Coya effective as of October 6, 2020, as may be subsequently amended
1.1.63
“Net Sales” means, with respect to any given period, the aggregate gross amounts [***] by DRL or its Affiliates or Sublicensees for the sales or other commercial distribution of Final Product in the DRL Field in the DRL Transferred Territory to each Third Party receiving Final Product in arm’s length transactions, including to wholesalers and Third Party distributors, less the following deductions allowed or accrued by using IFRS during such period:

[***].

For the avoidance of doubt, Net Sales includes amounts invoiced with respect to sales or supply in the DRL Transferred Territory by any Sublicensee less the above stated deductions allowed or accrued by using IFRS. The foregoing deductions from the gross amount invoiced shall be deducted only once, and only to the extent not otherwise already deducted from the gross amount invoiced. All deductions provided above shall be based on accrual or actual basis. Notwithstanding the foregoing, Net Sales shall not include amounts resulting from the sale or transfer of Final Product by DRL (or any of its Affiliates or Sublicensees) (i) to its Affiliates, or its or their Sublicensees for subsequent re-sale, (ii) sales for test marketing purposes or (iii) provided at or below cost as samples or for charitable purposes or compassionate use. Net Sales shall be determined from the books and records of DRL or its Affiliates or Sublicensees, as applicable, maintained in accordance with IFRS as regularly and consistently applied by DRL and its Affiliates and Sublicensees, provided that such books and records are complete and accurate.

1.1.64
“Original Agreement” or “Original License” has the meaning set forth in the recitals to this Agreement.
1.1.65
“Original Agreement Effective Date” means April 1, 2023.
1.1.66
“Party” and “Parties” have the meaning set forth in the preamble.
1.1.67
“Patent Rights” means the rights and interests in and to (a) all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, (b) any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including author certificates, utility models, petty patents, innovation patents and design patents and certificates of invention.
1.1.68
“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.
1.1.69
“Pricing and Reimbursement Approval” means, with respect to Final Product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for Final Product in a given country prior to the sale of Final Product in such country.
1.1.70
“Product” means, when referring to drug substance, the bulk form of DRL’s proprietary Abatacept meeting the Product Specifications, and when referring to drug product, DRL’s proprietary Abatacept in any of the following presentations:
a.
[***];
b.
[***] or
c.
other concentrations, presentations, strengths and/or fill volumes of the Product that DRL may choose to Develop during the term of this Agreement.
1.1.71
“Product Specifications” means the specifications for the Product as agreed to by the Parties, which specifications may be amended from time to time by prior written agreement between the Parties.
1.1.72
“Prosecute” or “Prosecution” means in relation to any Patent Rights, (a) to prepare, file and prosecute patent applications, including patent term extensions, re-examinations, or re-issues thereof, and represent applicants or assignees before relevant patent offices or other relevant Governmental Authorities during examination, re-examination and re-issue thereof, in appeal processes, interferences, oppositions or any equivalent proceedings, (b) to defend all such applications against Third Party oppositions or other challenges, other than Defense Actions, (c) to secure the grant of any patents arising from such patent application, (d) to maintain in force any issued patent (including through payment of any relevant maintenance fees), and (e) to make all decisions with regard to any of the foregoing activities.
1.1.73
“Public Health Service Act” or “PHSA” means the United States Public Health Service Act, as amended.
1.1.74
“Regulatory Approval” means the authorizations and approvals of any Regulatory Authority required for the commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of Final Product in the applicable indication(s) in the applicable country(ies) in the Territory. Regulatory Approval specifically excludes Pricing and Reimbursement Approval.
1.1.75
“Regulatory Authority” means, with respect to a country in the Territory, any and all bodies and organizations (e.g., the FDA) regulating the manufacture, importation, marketing, distribution, use or sale of Final Product in such country.
1.1.76
“Regulatory Documentation” means, with respect to a product, all (a) Regulatory Approval submissions, applications and filings; Regulatory Approvals; regulatory materials, drug dossiers, and master files (including drug master files, as defined by 21 C.F.R. § 314.20, and any non-United States equivalents), relating to such product; and (b) correspondence, records, reports, data, and information, and materials submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files, relating to such product; (c) data generated in the course of any pre-clinical studies conducted in support of the applications or registrations in (a); (d) and any information relating to such product and to pharmacology, toxicology, chemistry, manufacturing and controls data, methods, processes, reports, executed batch records, safety, or efficacy; (e) any safety database required to be maintained for Regulatory Authorities relating to such product; and (f) all other data and results (including Chemistry, Manufacturing, and Controls (CMC) information) generated in the conduct of any pre-clinical studies in support of Regulatory Approval of such product.
1.1.77
“Regulatory Exclusivity” means exclusivity (other than Patent Rights exclusivity) granted or afforded by Applicable Laws or by a Regulatory Authority that prevents the approval or marketing of any Biosimilar Product of the Final Product, including reference product exclusivity under Section 351(k)(7)(C) of the PHSA and pediatric exclusivity under Section 351(m) of the same and any equivalents.
1.1.78
“Royalty Term” means, on a country-by-country basis within the DRL Transferred Territory and on a product-by-product basis for each Final Product, the period commencing on the First Commercial Sale of such product in such country and ending upon the later of (a) [***], (b) [***] or (c) [***].
1.1.79
“Senior Officers” means the Chief Executive Officer of each Party. If the position of any of the Senior Officers identified in this definition no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable title of the Senior Officer set forth herein will be replaced with the title of another executive officer with responsibilities and seniority comparable to the eliminated Senior Officer, and the relevant Party will promptly provide notice of such replacement title to the other Party.
1.1.80
“Sublicensee” means any Affiliate of DRL or any Third Party granted a sublicense pursuant to 3.1 (whether by DRL or its Affiliates), or any further sublicensee of such rights (regardless of the number of tiers of sublicenses of such rights).
1.1.81
“Territory” means worldwide.
1.1.82
“Third Party” means any Person other than a Party or any of its Affiliates.
1.1.83
“United States” or “U.S.” or “US” means the United States and its territories, possessions and commonwealths.

1.1.84
“Valid Claim” means (a) a claim of any issued, unexpired patent that (i) has not been irrevocably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction without the ability to appeal, and (ii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise or (b) a claim of a pending patent application that (i) has not been cancelled, withdrawn, abandoned, or finally rejected by an administrative agency action and (ii) that has not been pending for more than [***] from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit. A claim of a pending patent application that would fall within subsection (b) but that has been pending for more than [***] from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit shall be considered a Valid Claim, effective as of the date of issuance, if such patent application subsequently issues and falls within subsection (a).
1.2
Additional Definitions. Unless the context clearly indicates otherwise, the following terms used in this Agreement will have the meanings set forth in the corresponding sections.

Term	Section
Additional Indication	Section 3.4
Alliance Manager	Section 2.6
Anti-Corruption Laws	Section 14.11
ARScience Licensed Patent Rights	Section 1.1.59
Audited Site	Section 5.4
Benefit	Section 14.11
Biosimilar Application	Section 9.3.1
Breaching Party	Section 10.2.2
CAPA	Section 5.4
Chairperson	Section 2.3
Claims	Section 13.1.1
CMO	Section 6.2.3
Coya Development Activities	Section 4.2.2
Coya Fault Event	Section 10.3.2
[***]	[***]
Coya Manufacturing Site	Section 6.2.3
Coya Responsible Country	Section 10.2.5a
Coya Royalty Obligations	Section 8.5.2d
Coya Sole Know-How	Section 9.1.1
Coya Sole Patent Rights	Section 9.1.1
Cure Period	Section 10.2.2

Term	Section
Biosimilar Application	Section 9.3.1
Breaching Party	Section 10.2.2
CAPA	Section 5.4
Defense Action	Section 9.3.3
Development Funding	Section 8.2.4
Development Milestone Event	Section 8.3
Development Milestone Payment	Section 8.3
Development Plan	Section 4.3
Development Report	Section 4.4
DRL Responsibilities	Section 4.2.1
DRL Sole Know-How	Section 9.1.2
DRL Sole Patent Rights	Section 9.1.2
Enforceability Action	Section 9.4
Final Product Trademark	Section 9.6
Force Majeure Event	Section 14.1
Infringement	Section 9.3.1
Infringement Action	Section 9.3.3
Infringement Claim	Section 9.4
Insolvency Event	Section 10.2.3
Joint Know-How	Section 9.1.3
Joint Patent Rights	Section 9.1.3
JSC	Section 2.1
JSC Matters	Section 2.2
Methodist Licensed Patent Rights	Section 1.1.59
Product Action	Section 7.5.1
Payee	Section 8.7.1
Payor	Section 8.7.1
Pharmacovigilance Agreement	Section 5.5
Privacy Laws	Section 14.12
Recall	Section 7.5.1
Recall Costs	Section 7.5.2
Remedy Country	Section 10.3
ROFN Country	Section 3.5.1
ROFN Country Exercise Notice	Section 3.5.1

Term	Section
Biosimilar Application	Section 9.3.1
Breaching Party	Section 10.2.2
CAPA	Section 5.4
ROFN County Exercise Period	Section 3.5.1
ROFN Country Negotiation Period	Section 3.5.1
ROFN Country Notice	Section 3.5.1
ROFN Country ROFR Exercise Period	Section 3.5.3
ROFN Country ROFR Negotiation Period	Section 3.5.3
ROFN Country ROFR Notice	Section 3.5.3
ROFR Country	Section 3.4
ROFR Exercise Period	Section 3.4
ROFR Notice	Section 3.4
Royalty Payments	Section 8.5.1
Rules	Section 14.10
Sales Milestone Event	Section 8.4
Sales Milestone Payment	Section 8.4
Second Development Funding Payment	Section 8.2.1
Term	Section 10.1
Terminated Country	Section 10.4
Third Development Funding Payment	Section 8.2.2
Upfront Payment	Section 8.1
USD	Section 8.5

1.3
Construction Principles. Except where the context requires otherwise, whenever used, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “include” or “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party. The words “hereof”, “herein”, “hereby” and derivatives or similar words refer to this entire Agreement. All references to Sections shall be deemed references to Sections of this Agreement and all references to Schedules, Exhibits, Appendices, Addendums or Attachments shall be deemed references to Schedules, Exhibits, Appendices, Addendums or Attachments (if any) to this

Agreement, unless the context shall otherwise require.
Article II

GOVERNANCE
2.1
JSC Formation. Within ten (10) Business Days after the Effective Date, Coya and DRL shall form a joint steering committee (the “JSC”).
2.2
JSC Matters. The JSC shall (Sections 2.2.1 – 2.2.7, the “JSC Matters”):
2.2.1
review and approve the initial Development Plan and review (and to the extent provided in Section 4.3 approve) any and all amendments or updates thereto;
2.2.2
review and approve the regulatory strategy for the Final Product in the DRL Territory;
2.2.3
review and approve each CAPA pursuant to Section 5.4;
2.2.4
monitor the performance of the Development of the Final Product in the DRL Field in the DRL Territory, including by reviewing the conduct of the Development activities and reviewing Development Reports provided by Coya pursuant to Section 4.4;
2.2.5
[***];
2.2.6
facilitate information sharing between the Parties, and discuss general regulatory strategy, with respect to the Development and manufacturing of Final Product; and
2.2.7
perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to in writing by the Parties.
2.3
JSC Membership. The JSC will be composed of a total of [***] representatives of each Party. Each Party will appoint its representatives to the JSC. Each individual appointed by a Party as a representative to the JSC will be an employee of such Party or an independent contractor of such Party (provided that such independent contractor is not employed by a competitor of the other Party and provided that such independent contractor has agreed in writing to confidentiality provisions no less stringent than those set forth in this Agreement) with sufficient seniority within such Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities and have knowledge and expertise in the Development, manufacturing, and/or Commercialization of products similar to Final Product under this Agreement. The JSC may change its size from time to time by consent of its representatives, provided that the JSC will consist at all times of an equal number of representatives of each Party, unless otherwise agreed by the Parties in writing. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party. The JSC will be chaired by one designated representative of DRL (the “Chairperson”). Such Chairperson will be responsible for (a) calling (subject to Section 2.4) and conducting meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, that the Chairperson will include any agenda items proposed by either Party on such agenda, (c) preparing minutes of each meeting that reflect the material decisions made and action items identified at such meetings promptly thereafter, and (d) sending draft meeting minutes to each representative of the JSC for review and approval within [***]. Each Party shall provide all appropriate information with respect to such proposed items to be presented in a meeting (i.e., Development reports) [***]. Following each meeting, each JSC representative will have [***] in which to comment on and to approve or provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a representative, within such time period, does not notify the Chairperson that such representative does not approve of the minutes, the minutes will be deemed to have been approved by such representative. Each JSC representative will be subject to confidentiality obligations no less stringent than those in Article XII.
2.4
JSC Meetings. The JSC will meet [***], unless the Parties mutually agree in writing to a different frequency, until Final Product receives Regulatory Approval in each country in which it is being Developed. [***], the Chairperson will prepare and circulate an agenda for such meeting. Either Party may also call a special meeting of the JSC by providing [***] written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the Chairperson of the JSC to provide the representatives of the JSC [***], with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person or by audio or video conference as its representatives may mutually agree. Employees of the Parties other than the JSC representatives who are involved in the Development and manufacturing of Final Product may be invited by the representatives of the JSC to attend JSC meetings as observers; provided, that such employees are subject to confidentiality obligations no less stringent than those set forth in Article XII.
2.5
JSC Decisions. In order to make any decision required of it hereunder, the JSC must have present (in person, by videoconference or telephonically) at least [***] representatives of each Party. The JSC will determine, approve or resolve JSC Matters by unanimous vote, with each Party having one vote. If the JSC is unable to reach a unanimous vote on a decision, the Alliance Managers will refer the matter to the Senior Officers for attempted resolution. If the Senior Officers are unable to resolve such matter within [***] from the date such matter is referred to them, such matter will be resolved pursuant to Section 14.10, except that DRL will have the tie-breaking vote in the event the Parties do not reach agreement on any JSC Matter [***]; provided, that no decision by the JSC may [***]. The JSC may not amend, modify, or waive compliance with this Agreement (which may only be amended or modified as provided in Section 14.8).
2.6
Alliance Managers. Each Party shall appoint an individual (each, an “Alliance Manager”) who shall oversee contact between the Parties for all matters between meetings of the JSC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date. A Party may replace the individual serving as its Alliance Manager at any time by notice in writing to the other Party. The Alliance Managers shall work together to manage and facilitate communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement in accordance with Section 2.5. The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.
Article III

LICENSE GRANTS; EXCLUSIVITY
3.1
License Grant. Coya hereby grants to DRL an exclusive, transferable (in accordance with Section 14.3), sublicensable (in accordance with Section 3.2), perpetual (subject to Section 10.2), irrevocable (subject to Section 10.2), royalty-bearing (in accordance with Section 8.5) right and license under the Licensed IP and under Coya’s interest in the Joint Know-How and Joint Patent Rights to Develop and have Developed (subject to DRL’s Development rights and obligations under this Agreement, and subject to Coya’s continued right to Develop the Final Product in the DRL Transferred Territory for Commercialization of such Final Product in the Coya Retained Territory pursuant to the Original Agreement), manufacture and have manufactured (solely in the event of a technology transfer by Coya pursuant to Section 6.2.4, and subject to Coya’s continued right to manufacture the Final Product in the DRL Transferred Territory for Development of such Final Product in the DRL Territory and Coya Retained Territory and Commercialization of the Final Product in the Coya Retained Territory pursuant to this Agreement and the Original Agreement), and Commercialize and have Commercialized, Final Product in the DRL Field in the DRL Transferred Territory. The Parties and DRL Ltd. acknowledge that, unless otherwise specifically provided herein, DRL Ltd.’s right to Final Product and payment obligations to Coya in the DRL Original Territory shall be governed by the terms of the Original Agreement.
3.2
Sublicenses. DRL shall have the right to grant sublicenses through multiple tiers under the license granted to it pursuant to Section 3.1 in connection with the grant of rights to Develop and have Developed, manufacture and have manufactured, and Commercialize and have Commercialized, Final Product in the DRL Field in the DRL Transferred Territory; provided, however, that DRL shall ensure that each Sublicensee shall respect the commitments and obligations of DRL towards Coya under this Agreement as applicable to such sublicense agreement, including the royalty payment to Coya by calculating the royalty on Net Sales of Final Product by such Sublicensee. DRL will provide (and will ensure that any Sublicensees provide) Coya with written notice prior to entering into, and [***] a fully-executed copy (provided that such copy may be redacted to remove financial and other information that is not relevant to Coya’s rights under this Agreement) of, each agreement with a Sublicensee related to a sublicense under the license granted under Section 3.1, provided that DRL shall not be required to provide copies of agreements between DRL or its Affiliates or Sublicensees on the one hand, and subcontractors performing Development, manufacturing, or Commercialization work on behalf of DRL or its Affiliates or Sublicensees on the other hand. DRL shall ensure that its agreements with such Sublicensees are in line with the terms and conditions, including compliance requirements, under this Agreement.
3.3
Transfer of Licensed Know-How. Within [***] following the Effective Date, Coya shall transfer to DRL copies of all Licensed Know-How existing as of the Effective Date and not already in the possession or control of DRL or any of its Affiliates. Periodically during the Term, but in any event at least once per Calendar Quarter, Coya shall transfer to DRL copies of Licensed Know-How and Joint Know-How created by Coya and not previously provided to or in the possession or control of DRL or any of its Affiliates.
3.4
Right of First Refusal for Additional Indications. If Coya and any Third Party agree to [***], pursuant to which such Third Party would receive a license to Develop or Commercialize Final Product in any indication outside of the DRL Field (each such indication, an “Additional Indication”) in any country in the DRL Transferred Territory or in any country in the Coya Retained Territory (any such country in the Coya Retained Territory, a “ROFR Country”), then, before entering into such agreement with such Third Party, (i) Coya shall promptly provide DRL with written notice of the foregoing [***] (“ROFR Notice”), and (ii) DRL shall have the right, exercisable upon written notice to Coya to be provided to Coya no later than [***] (the “ROFR Exercise Period”), to enter into an amendment to this Agreement with Coya in lieu of Coya entering into such agreement with such Third Party [***] for such Additional Indication and, if applicable, such ROFR Country. [***].
3.5
Right of First Negotiation for Countries in Coya Retained Territory.
3.5.1
ROFN Country. Before Coya, either directly or through an Affiliate, enters into [***] with a Third Party [***] pursuant to which Coya or such Affiliate would grant such Third Party a license to Develop or Commercialize Final Product in the DRL Field in any country in the Coya Retained Territory (each such country, a “ROFN Country”), Coya shall provide written notice of such ROFN Country to DRL [***] (each such notice, a “ROFN Country Notice”). Coya hereby grants DRL a right of first negotiation to add each such ROFN Country to the DRL Transferred Territory, subject to the provisions of this Section 3.5. DRL may exercise such right of first negotiation for a given ROFN Country by providing written notice to Coya (each such notice, a “ROFN Country Exercise Notice”) within [***] (each such period, a “ROFN Country Exercise Period”). [***]. Promptly following Coya’s receipt of a ROFN Country Exercise Notice from DRL for a given ROFN Country, and for a period not to exceed [***] (each such period, as may be extended by mutual agreement of the Parties, a “ROFN Country Negotiation Period”), the Parties shall negotiate an amendment to this Agreement to add such ROFN Country to the DRL Transferred Territory, [***]. Nothing in this Agreement will obligate either Party to enter into such amendment.
3.5.2
[***].
3.5.3
Right of First Refusal for ROFN Country. If (a) DRL provides Coya a ROFN Country Exercise Notice during the ROFN Country Exercise Period for a given ROFN Country and (b) the Parties fail to enter into an amendment to this Agreement to add such ROFN Country to the DRL Transferred Territory, then if Coya and any Third Party agree to [***], pursuant to which such Third Party would receive a license to Develop or Commercialize Final Product in the DRL Field in such ROFN Country, then, before entering into such agreement with such Third Party, (i) Coya shall promptly provide DRL with written notice of the foregoing [***] (a “ROFN Country ROFR Notice”), and (ii) DRL shall have the right, exercisable upon written notice to Coya to be provided to Coya no later than [***] (the “ROFN Country ROFR Exercise Period”), to enter into an amendment to this Agreement with Coya in lieu of Coya entering into such agreement with such Third Party [***]. If DRL fails to provide such notice to Coya within the ROFN Country ROFR Exercise Period, or if DRL provides such notice but fails to enter into such amendment with Coya with respect to such ROFN Country within [***] (the “ROFN Country ROFR Negotiation Period”), then DRL’s rights under this Section 3.5 with respect to such ROFN Country shall expire, provided that (x) Coya shall not enter into any agreement with any Third Party, or offer an agreement to any Third Party, with respect to the Development or Commercialization of the Final Product in the ROFN Country listed in a ROFN Country ROFR Notice with terms which [***] and (y) this Section 3.5 shall apply again with respect to such ROFN Country after [***].
3.6
Reservation of Rights. This Agreement does not confer any license or rights by implication, estoppel or otherwise in any patents, know-how or other technology or intellectual property that is not explicitly granted to DRL in Section 3.1. Each Party expressly retains all rights not explicitly granted to the other Party. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.
3.7
Exclusivity.
3.7.1
During the Term of this Agreement or the Term (as defined in the Original Agreement) of the Original Agreement, whichever is longer, DRL shall not, directly or indirectly, either itself or through a Third Party or its Affiliates, Develop or have Developed, manufacture or have manufactured, or Commercialize or have Commercialized (including, for clarity, market or have marketed), [***].
3.7.2
During the Term of this Agreement or the Term (as defined in the Original Agreement) of the Original Agreement, whichever is longer, Coya shall not, directly or indirectly, either itself or through a Third Party or its Affiliates, Develop or have Developed, manufacture or have manufactured, or Commercialize or have Commercialized (including, for clarity, market or have marketed), [***].
3.7.3
Coya and DRL Ltd. hereby agree that Section 2.5 and Section 2.6 of the Original Agreement are hereby deleted in their entirety.
Article IV

DEVELOPMENT
4.1
Development of Product. DRL shall use Commercially Reasonable Efforts to Develop the Product.
4.2
Development of Final Product.
4.2.1
Development. Coya, [***] shall, subject to the terms and conditions herein, including Section 10.3.1, lead, control and be responsible (using Commercially Reasonable Efforts) for the Development (including clinical Development) of Low Dose IL-2 and Final Product, in accordance with the Development Plan as may be required for Regulatory Approval and Commercialization of Final Product in the DRL Transferred Territory in the DRL Field; provided, however, that Coya shall not have any responsibility or obligations with respect to [***], “DRL Responsibilities”). Coya shall provide DRL access to all available and existing data, information (including clinical data), technical package, and Development plans regarding Final Product solely to the extent necessary for DRL’s exploitation of Final Product in the DRL Transferred Territory in the DRL Field. Coya shall comply with all Applicable Laws in relation to the Development of Final Product.
4.2.2
Development Responsibilities. With respect to Final Product, Coya, at its own facility or through an Affiliate or Third Party reasonably acceptable to DRL, shall use Commercially Reasonable Efforts to, [***] undertake and perform [***] ([***], the “Coya Development Activities”). Coya will perform the Coya Development Activities with the care and skill as is customary in the industry and in accordance with GLP, GMP and all other Applicable Laws. Coya shall on a quarterly basis provide DRL an update on the progress of the Development of Final Product.
4.3
Development Plan. Within [***], Coya shall propose to the JSC a Development plan and associated high-level Development budget for Final Product in the DRL Field in the DRL

Transferred Territory (as may be updated in accordance with this Section 4.3, the “Development Plan”) for JSC review and approval. The Development Plan shall include [***].
4.4
Development Report. Within [***], Coya shall submit to DRL a Development report that summarizes Coya’s Development activities with respect to Final Product during such Calendar Quarter (each report, a “Development Report”). Each Development Report shall include a summary of the Development Costs incurred by Coya or any of its Affiliates during such Calendar Quarter. Coya shall maintain records of the Development Costs listed in each Development Report for [***].
Article V

REGULATORY MATTERS
5.1
Regulatory Responsibilities. Subject to Section 10.3.1, Coya will be responsible, at its sole cost and expense (subject to Section 8.1 and Section 8.2), for to obtaining all Regulatory Approvals for Final Product in each indication in the DRL Field in the United States, in accordance with the Development Plan as approved by the JSC. [***]. Coya’s and DRL’s respective responsibilities for obtaining Regulatory Approvals shall include the preparation and filing of applications for Regulatory Approval in the country or countries for which such Party has responsibility under this Section 5.1, responding to requests from the applicable Regulatory Authority in such country or countries, and all other related regulatory activities in such country or countries. Each Party will cooperate and coordinate with the other Party with respect to such matters. DRL will have the exclusive right and responsibility with respect to obtaining Pricing and Reimbursement Approvals for Final Product in the DRL Field in the DRL Transferred Territory.
5.2
Interactions with Regulatory Authorities. Each Party shall provide the other Party with reasonable advance notice of meetings or other non-written communications with a Regulatory Authority regarding the Final Product prior to receipt of Regulatory Approval for such Final Product and the opportunity to designate [***] representatives to participate in each such meeting or other non-written communication. In the event a Party intends to provide a submission or other written communication to a Regulatory Authority that relates the Final Product prior to receipt of Regulatory Approval for such Final Product, such Party will provide the other Party with (a) a draft of such communication [***], (b) the opportunity to review such draft and provide comments to such Party [***], which comments such Party shall consider in good faith; provided, that if a Regulatory Authority requests or requires a shorter timeframe for a response, then the other Party shall respond in a timeframe that enables such Party to meet the Regulatory Authority’s timeframe, and (c) with respect to submissions and written correspondence by Coya, the opportunity to approve (such approval not to be unreasonably delayed, conditioned or withheld) such submission and written correspondence with a Regulatory Authority to the extent that it relates to the Final Product for the DRL Field for use in the DRL Transferred Territory and/or the Product in the Territory. For the avoidance of doubt, Coya shall not submit a BLA for, or any other material or substantive submission or communication to a Regulatory Authority relating to, the Final Product in the DRL Field in the DRL Transferred Territory that has not been approved by DRL (such approval not to be unreasonably delayed, conditioned or withheld). Each Party shall provide the other Party with (i) a written summary of meetings or other non-written communications with a Regulatory Authority [***], and (ii) copies of any official correspondence to or from a Regulatory Authority [***], in each case of (i) and (ii) to the extent involving a clinical trial of, or otherwise related to, Final Product prior to receipt of Regulatory Approval for such Final Product.

5.3
Records. Coya shall maintain complete and accurate records of all work conducted with respect to clinical trials of Final Product. Such records shall fully and properly reflect all work done and results achieved in the performance of such clinical trials in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Coya shall maintain such records [***].
5.4
Regulatory Audits. The Parties will cooperate in good faith with respect to Regulatory Authority inspections of any site or facility where clinical trials of Final Product are conducted pursuant to this Agreement (each an “Audited Site”). Subject to Applicable Laws and to the extent permitted by the applicable Regulatory Authority, DRL will be given a reasonable opportunity to observe (but not to actively participate in, unless requested by Coya),[***], any inspection by any Regulatory Authority of the Audited Sites, and the summary, or wrap-up, meeting with a Regulatory Authority at the conclusion of such inspection. In the event that any Audited Site is found to be non-compliant with one or more GLP, GCP, GMP or current standards for pharmacovigilance practice, Coya will submit to the JSC for review and approval a proposed recovery plan or Corrective and Preventative Actions (“CAPA”) as soon as reasonably practicable after receipt of notification of such non-compliance from the relevant Regulatory Authority. Coya will use reasonable efforts to implement such CAPA as approved by the SJC promptly after submission.
5.5
Pharmacovigilance and Safety Data. As between the Parties, DRL shall establish, hold and maintain (at DRL’s sole cost and expense) a global safety database for Final Product with respect to information on adverse events concerning Final Product, as and to the extent required by Applicable Laws. Each Party shall collect all information necessary to comply with its pharmacovigilance responsibilities with respect to Final Product, including, as applicable, any adverse drug experiences taking place from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies conducted by such Party, and clinical studies sponsored by such Party in the Territory, and from such Party’s commercial experiences in the Territory. Such global safety database shall be maintained by DRL [***]. Coya shall forward to DRL all adverse drug event reports received from lay persons or health care professionals relating to the Commercialization of Final Product in the Coya Retained Territory. Prior to the first commercial sale of Final Product, the Parties shall enter into a pharmacovigilance agreement allocating responsibilities for pharmacovigilance (including safety data exchange) consistent with this Section 5.5 (the “Pharmacovigilance Agreement”). Each Party shall maintain pharmacovigilance infrastructure as required to fulfill its responsibilities under this Agreement and the Pharmacovigilance Agreement.
5.6
Amendment to Pharmacovigilance Provision in Original Agreement. Coya and DRL Ltd. hereby agree that Section 6.6 of the Original Agreement is deleted in its entirety and is replaced with Section 5.5 of this Agreement.
5.7
Regulatory Documentation. Except to the extent prohibited by Applicable Laws, Coya shall, promptly following receipt of a request from DRL, deliver to DRL a copy of all Regulatory Documentation Controlled or in the possession of Coya or any of its Affiliates which relates to the Final Product and which DRL requires to, or which are necessary or reasonably useful for DRL Ltd. to, exercise the rights granted to it under Section 2.2 of the Original Agreement, as applicable.

Article VI

MANUFACTURE AND SUPPLY
6.1
Manufacture and Supply of the Product by DRL. The provisions of Sections 4.4 through 4.8 and Sections 5.1 through 5.6 of the Original Agreement (even if the Original Agreement has expired or terminated) shall apply to this Agreement mutatis mutandis. For clarity, if a technology transfer under Section 4.7 or Section 4.8 of the Original Agreement is required, only one technology transfer fee will be payable by Coya for such technology transfer (i.e., separate technology transfer fees will not be charged under this Agreement and the Original Agreement).
6.2
Manufacture and Supply of Final Product by Coya.
6.2.1
Coya shall use Commercially Reasonable Efforts to Develop processes in conformance with GMP requirements to manufacture Low Dose IL-2 and to use the Product supplied by DRL pursuant to Section 6.1 in order to manufacture commercial quantities of Final Product and quantities required for Development, including support of full manufacturing scale process Development Batches, process optimization, scale-up Batches and submission Batches necessary to Develop and file any Applications, as well as validation Batches prior to commercial launch.
6.2.2
Coya shall be responsible for scale-up and manufacturing validation at a Coya Manufacturing Site, that has the appropriate manufacturing and analytical technology for Final Product, including proposed composition, materials specifications, (release and stability), in-process specifications, process parameters, guidance on equipment for scale-up, and validated analytical methods.
6.2.3
[***], the Parties shall discuss in good faith and agree in writing on the terms and conditions of a commercial supply agreement for the purpose of supply of Final Product by or on behalf of Coya to DRL. Subject to the terms of such commercial supply agreement, Coya or a Third Party contract manufacturer approved in writing by DRL (“CMO”) shall be responsible for the fulfillment of DRL’s purchase orders for quantities of Final Product for Commercialization by DRL in the DRL Transferred Territory, and Coya shall manufacture or have manufactured such quantities of Final Product for DRL. In no event will Coya be responsible for any supply failure or other manufacturing-related issue related to Finished Product that is directly attributable to any failure of DRL to supply Product in accordance with Section 6.1. Coya shall manufacture Final Product at the Coya Current Manufacturing Site [***] (such approval not to be unreasonably withheld, conditioned, or delayed) (each such site, a “Coya Manufacturing Site”). Coya shall use Commercially Reasonable Efforts to have ARScience conduct a technology transfer of the manufacturing process for commercial supply of the Final Product to the Coya Manufacturing Site (if the Coya Manufacturing Site is not an ARScience site). DRL Ltd. agrees that the first sentence of Section 4.7 of the Original License is hereby amended [***].
6.2.4
Technology Transfer. In the event Coya and its designated CMO ceases to manufacture Final Product for any reason, without prejudice to any of the rights of the Parties under this Agreement, Coya will perform a technology transfer of the manufacturing process for Final Product to any Third Party or CMO nominated by DRL at Coya’s expense. If such technology transfer occurs prior to the First Commercial Sale of Final Product in a country in which Coya is Developing Final Product, the Parties shall discuss in good faith and agree in writing on the terms and conditions of a development and/or clinical supply agreement for the purpose of supply of Final Product by or on behalf of DRL to Coya.
6.3
Quality Agreement. Prior to Coya supplying DRL with Final Product, Coya and DRL agree to enter into a quality agreement for Final Product, and prior to DRL supplying Coya with Product, Coya and DRL agree to enter into a quality agreement for the Product. Each quality agreement will specify each Party’s responsibility for quality, compliance and regulatory matters for the Product or Final Product, as applicable. If there is inconsistency between the terms of such quality agreements and this Agreement, the terms of this Agreement shall control.
6.4
Manufacturing Records.
6.4.1
Coya shall maintain all records and samples (including retention samples) reasonably necessary to support GMPs and other regulatory requirements for Final Product supplied to DRL or its Affiliates or designees. All records relating to the manufacture, stability and quality control of such Final Product shall be retained for [***].
6.4.2
DRL shall maintain all records and samples (including retention samples) reasonably necessary to support GMPs and other regulatory requirements for the Product supplied to Coya. All records relating to the manufacture, stability and quality control of Product shall be retained [***].
6.5
Facility Audit Right. Each Party shall have the right, [***], to inspect and audit the other Party’s manufacturing, laboratory, packaging, and warehousing facilities only as applicable to the manufacture, packaging, storage, testing, shipping and receiving of Final Product or its components to verify compliance with GMPs. Any information learned through such inspection shall be confidential in accordance with the provisions of this Agreement, and each Party will ensure its auditors sign a confidentiality agreement to such effect prior to performing any audit.
Article VII

COMMERCIALIZATION
7.1
Transfer of Regulatory Documentation. Within [***], Coya shall and hereby does assign to DRL all Regulatory Approvals (to the extent such Regulatory Approval is not issued directly to DRL or its Affiliate) and other Regulatory Documentation owned or otherwise Controlled by Coya and necessary or useful to Commercialize Final Product in such indication(s) in such country. DRL and Coya shall enter into and execute any documents necessary to effectuate the foregoing assignment. DRL shall own all Regulatory Documentation for the Final Product in the DRL Field in a given country in the DRL Transferred Territory following the Regulatory Approval of the Final Product in such country.
7.2
Commercialization.
7.2.1
DRL shall, either directly or through an Affiliate or Sublicensee, use Commercially Reasonable Efforts to Commercialize Final Product [***], and DRL shall use Commercially Reasonable Efforts to Commercialize Final Product in a particular country in the DRL Transferred Territory [***], subject in each case to (a) Coya’s compliance with its obligations under Section 7.1 and under the commercial supply agreement entered into pursuant to Section 6.2.3 and (b) DRL’s final determination, in its sole discretion, that there is no pending or threatened litigation, or settlement related to the Final Product, Product, or Low Dose IL-2, with respect to intellectual property in such country.
7.2.2
Subject to the terms of this Agreement, DRL shall have sole control over and decision-making authority for all Commercialization activities for Final Product in the DRL Field in the DRL Transferred Territory. Without limiting the foregoing, subject to the terms of this Agreement, DRL shall have full ownership of and control over, and shall be solely responsible for, the following with respect to Final Product in the DRL Field in the DRL Transferred Territory: [***]. DRL will provide Coya with copies of marketing and promotional materials related to the Final Product upon request, and will keep Coya reasonably informed with regard to its marketing of the Final Product.
7.3
Commercialization Reports. Following the First Commercial Sale of Final Product in the Coya Retained Territory, Coya shall provide DRL with a commercialization report [***] summarizing Coya’s Commercialization activities in the Coya Retained Territory under this Agreement for the prior Calendar Quarter and projected Commercialization activities and Net Sales of Final Product in the Coya Retained Territory for the current Calendar Quarter. Following the First Commercial Sale of Final Product in the DRL Transferred Territory, DRL shall provide Coya with a commercialization report [***] summarizing DRL’s Commercialization activities in the DRL Transferred Territory under this Agreement for the prior Calendar Quarter and projected Commercialization activities and Net Sales of Final Product in the DRL Transferred Territory for the current Calendar Quarter.
7.4
Pricing. DRL shall have discretion over the pricing, marketing and sales of Final Product in the DRL Field in the DRL Transferred Territory, including chargebacks, rebates, cash and quantity discounts, returns, freight, invoice adjustments and other credits, charges or marketing fees taken by customers or granted with respect to Final Product.
7.5
Recalls and Other Product Actions.
7.5.1
Consultation. If any Regulatory Authority seizes Final Product or requests or requires a Party to recall or withdraw any quantity of Final Product in the DRL Field for use in the DRL Transferred Territory (a “Recall”), or if a Party reasonably deems it necessary to initiate a voluntary recall, field correction, market withdrawal, stock recovery or other similar action with respect to such Final Product (a “Product Action”), then the Parties shall promptly consult with each other in good faith regarding the timely compliance with all Applicable Laws pertaining thereto, it being understood and agreed that no Party shall be prohibited hereunder from taking any action that it is required to take by Applicable Laws.
7.5.2
Records. In the case of a Recall or Product Action, each Party shall make a complete and accurate record of all out-of-pocket costs incurred by it in connection with the Recall or Product Action, a copy of which shall be delivered to the other Party upon request as soon after the completion of such Recall or Product Action as may be practicable. Coya and DRL shall each have the right, in their sole discretion and at their sole cost, to use a Third Party to assist with its obligations relating to a Recall or Product Action. [***] are collectively the “Recall Costs”.
7.5.3
Costs of Recall. To the extent and in the proportion to which the cause or reason of any such Recall or Product Action of Final Product is directly attributable to activities performed by DRL, DRL shall be responsible for the Recall Costs and replacement of the applicable Final

Product (at its own cost). To the extent and in the proportion to which the cause or reason of any such Recall or Product Action of Final Product is directly attributable to activities performed by Coya with respect to Final Product, Coya shall be responsible for the Recall Costs and replacement of the applicable Final Product (at its own cost). If the cause of any Recall or Product Action of Final Product cannot be determined, the Parties shall equally share the Recall Costs and replacement of the Final Product
Article VIII

FINANCIAL PROVISIONS
8.1
Upfront Payment. Within thirty (30) days following the Effective Date, DRL shall make a one-time upfront payment of USD 7.5 million (the “Upfront Payment”) to Coya. Coya shall use the Upfront Payment solely for purposes of funding the costs of Developing Final Product in accordance with the Development Plan.
8.2
Additional Development Funding Payments.
8.2.1
Within [***], DRL shall make a one-time payment of USD 4.2 million (the “Second Development Funding Payment”) to Coya.
8.2.2
Within [***], DRL shall make a one-time payment of USD 4.2 million (the “Third Development Funding Payment”) to Coya.
8.2.3
Coya shall use the Second Development Funding Payment and the Third Development Funding Payment solely for purposes of funding the costs of Developing Final Product in accordance with the Development Plan.
8.2.4
The Parties acknowledge and agree that the Upfront Payment, the Second Development Funding Payment and the Third Development Funding Payment (collectively, the “Development Funding”) are not in consideration for any of the license rights granted hereunder, and are not in excess of fair market value for services provided by Coya to Develop the Final Product.
8.2.5
The Parties shall discuss in good faith any additional funding in excess of the Development Funding, including in response to the JSC determination of which Party(ies) shall be responsible for Development activities with respect to the Final Product in countries in the DRL Transferred Territory other than the United States. For clarity, neither Party shall be required to provide additional funding in connection with the activities conducted pursuant to this Agreement.
8.3
Development Milestone Payments. Each Party shall notify the other Party [***] of the first achievement of the applicable Development milestone event with respect to Final Product (each, a “Development Milestone Event”), and Coya shall invoice DRL for the corresponding Development milestone payment in the table below (each, a “Development Milestone Payment”). DRL shall pay Coya the applicable one-time Development Milestone Payment [***]. Each Development Milestone Payment shall be due only once, irrespective of whether the corresponding Development Milestone Event is achieved in more than one indication in the DRL Field.

Development Milestone Event	Development Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Subject to Section 7.2.1, DRL will not engage in any act or omission in order to create delay with the sole purpose of reducing the Development Milestone Payment for Development Milestone Event #5 or Development Milestone Event #6.

8.4
Sales Milestone Payments. DRL shall notify Coya [***] the first achievement of the applicable sales milestone event with respect to Final Product (each, a “Sales Milestone Event”), and Coya shall invoice DRL for the applicable sales milestone payment in the table below (each, a “Sales Milestone Payment”). DRL shall pay Coya the applicable one-time Sales Milestone Payment no later than thirty (30) days after receipt of such invoice. Each Sales Milestone Payment shall be due only once.

Sales Milestone Event	Sale Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Notwithstanding anything to the contrary in this Section 8.4 or in this Agreement, DRL shall not be required to make any portion of a Sales Milestone Payment that exceeds [***], and (b) sales of Final Product in any country in which there is a Biosimilar Product at the time such sales are made shall not count towards Net Sales for purposes of calculating Sales Milestone Payments in this Section 8.4.

8.5
Royalties.

8.5.1
Royalty Rates. Subject to the terms and conditions of this Agreement, during the Royalty Term, DRL will pay to Coya royalties at the graduated royalty rates specified in the following table below (“Royalty Payments”) with respect to each portion of the total annual Net Sales of Final Product.

Portion of total annual Net Sales of Final Product in the DRL Field in the DRL Transferred Territory in a Calendar Year	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

8.5.2
Royalty Deductions.
a.
Subject to Section 8.5.2d, on a country-by-country basis in the DRL Transferred Territory, following the expiration of the last-to-expire Valid Claim of the Licensed Patent Rights and Joint Patent Rights that Covers the Final Product in such country, DRL may reduce the applicable royalty rate in Section 8.5.1 with respect to Net Sales of Final Product in such country by [***].
b.
Biosimilar Entry. Subject to Section 8.5.2d, on a country-by-country basis in the DRL Transferred Territory, following the commercialization of any Biosimilar Product in such country, DRL may reduce the applicable royalty rate in Section 8.5.1, as may be adjusted by Section 8.5.2a, with respect to the applicable portions of the annual Net Sales of Final Product in such country by [***].
c.
Third Party Patent Rights and Know-How. Subject to Section 8.5.2d, on a country-by-country basis in the DRL Transferred Territory, if any Patent Rights or Know-How controlled by a Third Party are necessary for DRL or its Affiliates or Sublicensees to Develop, use, Commercialize, or, following a technology transfer pursuant to Section 6.2.4, manufacture, Final Product in the DRL Field in such country, and if DRL or its Affiliates or Sublicensees enter into a license agreement with such Third Party pursuant to which DRL makes payments to such Third Party for the right to Develop, use, Commercialize, or manufacture Final Product the DRL Field in such country, DRL may credit [***] of such Third Party payments in such country in a given Calendar Quarter against the royalties due and payable to Coya on Net Sales of Final Product in such country under Section 8.5.1, subject to Sections 8.5.2a and 8.5.2b, for such Calendar Quarter. [***] Coya will be responsible for payments to Third Parties for Patent Rights, Know-How, and other intellectual property rights necessary to Develop, use, manufacture, and Commercialize Low Dose IL-2.
d.
Royalty Floor. On a country-by-country basis in the DRL Transferred Territory, the royalty deductions permitted by Sections 8.5.2a, 8.5.2b, 8.5.2c, and 8.10 in any given Calendar Quarter shall not reduce the royalties with respect to such country for such Calendar Quarter to less than an amount equal to the sum of [***].
8.5.3
Royalty Reports. DRL shall calculate and provide a report of the Royalty

Payments due to Coya [***]. Coya shall provide DRL with an invoice following Coya’s receipt of each such report from DRL, and DRL will pay the royalty in the royalty report [***]. Coya and DRL Ltd. hereby agree that the first sentence of Section 9.3(c) of the Original Agreement is hereby deleted in its entirety and is replaced with the following: “Each Party will calculate and provide a report of the royalties on Net Sales of the Final Product due to the other Party no later than [***], and the other Party will provide the reporting Party with an invoice following receipt of such report.”
8.6
Payments. All payments by each Party shall be made to other Party in United States Dollars (“USD”). [***] The Parties and DRL Ltd. agree that DRL shall be deemed a “Licensee” of Coya as such term is used in the Original Agreement. For clarity, all payments under this Agreement shall be subject to deduction of applicable withholding taxes as defined in Section 8.7.
8.7
Taxes and Withholding.
8.7.1
Each Party will be responsible for the payment of their own taxes. If Applicable Laws require a paying Party (“Payor”) to withhold any tax from any payment due to the other Party (“Payee”) under this Agreement (taking into account any legally available reduction or elimination of such tax pursuant to an applicable tax treaty), then the Payor will subtract the amount thereof from the payments to the Payee and pay such amount to the proper taxing authority. The Payor will promptly (as available) submit to the Payee appropriate proof of payment of the withheld taxes as well as the official receipts within a reasonable period of time. The Payor will provide the Payee reasonable assistance in order to allow the Payee to obtain the benefit of tax treaty against double taxation or refund or reduction in taxes that may apply to the payments under this Agreement.
8.7.2
Without limiting the generality of the foregoing, if the Payee is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding taxes, it may deliver to the Payor the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payor of its obligation to withhold taxes. In such case, the Payor will apply the reduced rate of withholding, or not withhold tax.
8.8
Financial Records. DRL shall maintain records and documents documenting Net Sales and all transactions relating to the sale of Final Product for a time period equal to [***].
8.9
Financial Audit Right. Coya shall have the right[***] to have an independent Third Party auditor examine the books and records of DRL to verify DRL’s obligations of royalty payments and Sales Milestone Payments on Net Sales. To clarify, the audit will be for Net Sales and royalty calculation and determination of Sales Milestone Payments only, and no period shall be audited more than once. Such auditor, prior to any review hereunder, shall have entered into an appropriate confidentiality agreement with DRL on mutually acceptable terms and shall have been instructed not to reveal to Coya the details of its review, except for [***]. DRL shall cooperate in any audit by allowing the auditor reasonable access to such records necessary for the auditor to conduct such audit. The cost of such examination shall be borne [***]. Coya and DRL agree to work together with the auditor in good faith to resolve any disputes arising out of any audit in a timely, professional, and non-adversarial manner. All such audits shall be performed during regular business hours and under reasonable confidentiality provisions which shall include that such auditor shall be bound by the confidentiality provisions contained in this Agreement and this Section 8.9.

8.10
[***].
8.11
Net Sales in Original Agreement. DRL Ltd. and Coya hereby agree that the definition of Net Sales in the Original Agreement shall be amended as follows:
8.11.1
The following additional deductions are hereby added to subsection (b) of the definition of Net Sales in the Original Agreement: [***].
8.11.2
The following additional deductions are hereby added to the definition of Net Sales in the Original Agreement: [***].
Article IX

INTELLECTUAL PROPERTY
9.1
Ownership.
9.1.1
Coya Sole Know-How and Coya Sole Patent Rights. Coya shall own all inventions and other Know-How conceived, discovered, Developed, reduced to practice, or authored by either Party or both Parties (or such Party’s Affiliates or its or their subcontractors, licensees or sublicensees (including Sublicensees)) on or after the Original Agreement Effective Date and prior to the Effective Date or during the Term of this Agreement relating (a) solely to Low Dose IL-2 and not to the Product or Final Product (“Coya Sole Know-How”) and all Patent Rights therein (“Coya Sole Patent Rights”) and other intellectual property rights therein DRL hereby assigns to Coya all of DRL’s right, title, and interest in, to, and under all Coya Sole Know-How, Coya Sole Patent Rights, and other intellectual property rights in the Coya Sole Know-How.
9.1.2
DRL Sole Know-How and DRL Sole Patent Rights. DRL Ltd. shall own all inventions and other Know-How conceived, discovered, Developed, reduced to practice, or authored by either Party or both Parties (or such Party’s Affiliates or its or their subcontractors, licensees or sublicensees (including Sublicensees)) on or after the Original Agreement Effective Date and prior to the Effective Date or during the Term of this Agreement relating solely to the Product and not to Low Dose IL-2 or Final Product (“DRL Sole Know-How”) and all Patent Rights therein (“DRL Sole Patent Rights”) and other intellectual property rights therein. Coya hereby assigns to DRL Ltd. all of Coya’s right, title, and interest in, to, and under all DRL Sole Know-How, DRL Sole Patent Rights, and other intellectual property rights in the DRL Sole Know-How.
9.1.3
Joint Know-How and Joint Patent Rights. Coya and DRL shall each own an equal, undivided interest in all inventions and other Know-How conceived, discovered, Developed, reduced to practice, or authored by either Party or both Parties (or such Party’s Affiliates or its or their subcontractors, licensees or sublicensees (including Sublicensees)) in connection with exercising rights or performing obligations pursuant to this Agreement during the Term, other than Coya Sole Know-How and DRL Sole Know-How (“Joint Know-How”) and all Patent Rights therein (“Joint Patent Rights”) and other intellectual property rights therein. Each Party hereby assigns to the other Party the percentage of its right, title, and interest in, to, and under all Joint Know-How, Joint Patent Rights, and other intellectual property rights in the Joint Know-How necessary to effectuate such equal and undivided ownership interest. Notwithstanding anything to the contrary in the Original Agreement, Joint Know-How shall include [***]. Coya hereby assigns to DRL Ltd. one-half of its right, title, and interest in, to, and under [***]. Each

Party will have full rights to license, assign and exploit such Party’s interest in such Joint Know-How, Joint Patent Rights, and other intellectual property rights in the Joint Know-How anywhere in the world, without any requirement of gaining the consent of, or accounting to, the other Party, subject to [***].
9.1.4
Assignment Obligation of Personnel. Each Party will cause all Affiliates and employees of such Party who perform activities for such Party under this Agreement to be under an obligation to assign their rights in any Patent Rights and Know-How resulting therefrom to such Party to effectuate the terms and conditions set forth in this Section 9.1. With respect to any activities of a Party under this Agreement that are performed by a sublicensee or subcontractor, such Party will include in the applicable subcontractor or sublicense agreement present tense assignment language requiring such subcontractor or sublicensee to assign to such Party all of such subcontractor’s or sublicensee’s rights in any Patent Rights and Know-How arising under such subcontract or sublicense agreement to effectuate the terms and conditions set forth in this Section 9.1.
9.1.5
Joint Research Agreement. The Parties acknowledge and agree that this Agreement will be a “joint research agreement” as defined in 35 U.S.C. 100(h) for the purposes of 35 U.S.C. §102(c) to Develop, manufacture and Commercialize Final Product.
9.2
Prosecution.
9.2.1
Licensed Patent Rights Solely Controlled by Coya. As between Coya and DRL, Coya shall control and be responsible for the Prosecution of any Coya Sole Patent Rights and any other Licensed Patent Rights other than Methodist Licensed Patent Rights that, as between Coya and DRL, are Controlled solely by Coya (including, for clarity, ARScience Licensed Patent Rights), at Coya’s sole expense. Coya shall provide DRL with copies of all office actions and communications with the United States Patent and Trademark Office and equivalent international bodies regarding the Prosecution of Coya Sole Patent Rights and other Licensed Patent Rights that, as between Coya and DRL, are owned solely by Coya, [***]. Coya shall provide DRL with drafts of any such submissions [***], shall consider DRL’s comments regarding such submission in good faith, and, to the extent any such Licensed Patent Rights are being Prosecuted by ARScience, shall provide DRL’s comments to ARScience.
9.2.2
Licensed Patent Rights Solely Controlled by DRL. As between Coya and DRL, DRL shall control and be responsible for, at its own expense, the Prosecution of any DRL Sole Patent Rights and any other Licensed Patent Rights that, as between Coya and DRL, are Controlled solely by DRL, at DRL’s sole expense.
9.2.3
Joint Patent Rights.
a.
As between the Parties, DRL shall have the first right to Prosecute the Joint Patent Rights and Methodist Licensed Patent Rights. DRL shall bear the costs of Prosecution of any Joint Patent Rights and Methodist Licensed Patent Rights that DRL elects to Prosecute pursuant to this Section 9.2.3a [***].
b.
If DRL intends to abandon or cease Prosecution of any of the Joint Patent Rights or Methodist Licensed Patent Rights, or does not wish to file a patent application for an invention included in the Joint Know-How, DRL shall provide reasonable prior, written notice to

Coya of such intention (which notice shall, to the extent possible, be given [***]. In such case, upon Coya’s written election, Coya shall have the right, as between Coya and DRL, to assume Prosecution of such Joint Patent Right or Methodist Licensed Patent Right and/or file such patent application, at Coya’s expense.
c.
Each Party shall inform the other Party of [***]. Each Party shall provide the other Party with copies of all final material filings, responses, and communications made to or received from any patent office with respect to such Joint Patent Rights and Methodist Licensed Patent Rights in a timely manner following receipt or submission thereof. Each Party shall provide the other Party with drafts of any material filings or responses to be made to any patent office with respect to such Joint Patent Rights and Methodist Licensed Patent Rights sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for such other Party (and, in the case of the Methodist Licensed Patent Rights, Methodist) to review and comment thereon. The filing Party shall consider in good faith the requests and suggestions of the other Party with respect to such drafts and with respect to strategies for Prosecuting such Joint Patent Rights and Methodist Licensed Patent Rights (including, for clarity, Coya’s requests and suggestions related to matters outside the DRL Field). To the extent any Methodist Licensed Patents that DRL has elected not to Prosecute are being Prosecuted by Methodist, Coya shall provide DRL’s requests and suggestions received pursuant to the preceding sentence to Methodist. Each Party will, and will cause its Affiliates to, reasonably cooperate with the other Party with respect to the Prosecution of such Joint Patent Rights and Methodist Licensed Patent Rights pursuant to this Section 9.2.3, including by providing any necessary powers of attorney, complying with any applicable duty of candor or disclosure with a patent office, and executing any other required documents or instruments for such Prosecution.
9.2.4
Data Exclusivity, Purple Book and Patent Register Listings. With respect to data exclusivity periods (such as those periods listed in the Purple Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all equivalents in any country), DRL, in consultation with Coya, will seek and maintain all such data exclusivity periods that may be available for Final Product. DRL will determine which Licensed Patent Rights and Joint Patent Rights, if any, will be listed with the applicable Regulatory Authorities for any Final Product, including all so-called “Patent Register” listings required by certain Governmental Authorities, and all similar listings in any other relevant countries.
9.3
Infringement Actions and Defense Actions.
9.3.1
Biosimilar Applications. If either Party or DRL Ltd. is notified of an application submitted to the FDA under subsection (k) of Section 351 of the PHSA (a “Biosimilar Application”) naming Final Product as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (including by the receipt of information disclosed pursuant to Section 351(l)(2) of the PHSA, or in an instance described in Section 351(l)(9)(C) of the PHSA), such Party or DRL Ltd., as applicable, will [***] notify the other Party(ies) and/or DRL Ltd. (as applicable) so that the other Party or DRL Ltd. (as applicable) may seek permission to view the application and related confidential information from the filer of the Biosimilar Application under Section 351(l)(1)(B)(iii) of the PHSA. If either Party or DRL Ltd. receives any equivalent or similar certification, information or notice in any other jurisdiction in the Territory naming Final Product, such Party or DRL Ltd. (as applicable) will [***] notify and provide the other Party(ies) and or DRL Ltd. (as applicable) with copies of such communication.

9.3.2
Notice. Without limiting Section 9.3.1, each Party and DRL Ltd. will promptly notify the other Parties and/or DRL Ltd. (as applicable) in writing of any (i) apparent, threatened or actual infringement by a Third Party of any Licensed Patent Rights or Joint Patent Rights in a manner that is competitive to the Final Product, or (ii) unauthorized use or misappropriation of any Licensed Know-How or Joint Know-How by a Third Party in a manner that is competitive to the Final Product of which it becomes aware, and, in each case, will provide the other Party(ies) and/or DRL Ltd. (as applicable) with all evidence in such Party’s or DRL Ltd.’s (as applicable) possession or control supporting such infringement or unauthorized use or misappropriation (each of clause (i) and (ii), an “Infringement”).
9.3.3
Coya Rights. As among Coya, DRL, and DRL Ltd., Coya shall have the sole right, using counsel of its choosing and at its sole expense, to (i) institute and control (subject to this Section 9.3) any Action alleging Infringement (any such Action, an “Infringement Action”) of any Licensed IP or Joint IP that DRL or DRL Ltd. does not have the right to institute under Section 9.3.4, and (ii) initiate and control (subject to this Section 9.3) any Action defending against any alleged or threatened assertion of invalidity or unenforceability by a Third Party of any of the Patent Rights that are the subject of the foregoing Infringement Action against such Third Party (any such action, a “Defense Action”) with respect to any Licensed Patent Rights or Joint Patent Rights that DRL or DRL Ltd. does not have the right to initiate under Section 9.3.4. Notwithstanding anything to the contrary in this Section 9.3, Coya shall not take any action in any Infringement Action or Defense Action that would reasonably be expected to impact the validity or enforceability of any Licensed Patent Rights that are Controlled by DRL or DRL’s Affiliates without DRL’s prior written consent.
9.3.4
DRL Rights. As among Coya, DRL, and DRL Ltd., DRL and/or DRL Ltd. shall have the first right, using counsel of its choosing [***]. As among Coya, DRL, and DRL Ltd., DRL Ltd. shall have the first right, using counsel of its choosing [***]. If DRL or DRL Ltd. elects to not institute such Infringement Action or Defense Action (the decision of which DRL or DRL Ltd. shall inform Coya promptly after such election is made) or otherwise fails to institute such Infringement Action or Defense Action within [***], then Coya (and/or its licensor, as applicable) shall have the right to bring and control such Infringement Action or Defense Action at its own expense.
9.3.5
Cooperation. In any Infringement Action or Defense Action brought with respect to any Licensed IP or Joint IP pursuant to Section 9.3.3 or Section 9.3.4, each Party will, and will cause its Affiliates to, (a) reasonably cooperate with the other Party in good faith relative to the other Party’s efforts to protect such Licensed Patent Rights or Joint Patent Rights, (b) join such suit as a party (and in the case of Coya, require ARScience or Methodist to join such suit as a party), if requested by the other Party and at the other Party’s expense (unless such Party chooses to be represented by its own counsel or such Party cannot be represented by the other Party’s counsel due to a conflict of interest, in which case such Party shall bear such costs and expenses), including to the extent necessary to establish or maintain standing, (c) take reasonable steps to obtain cooperation of witnesses, including inventors and, in the case of Coya, ARScience and Methodist, that the other Party deems important, to participate in Infringement Actions or Defense Actions, and (d) take reasonable steps to produce, and obtain from Third Parties, including inventors and, in the case of Coya, ARScience and Methodist, documents relevant to the Infringement Action or Defense Action. Furthermore, the Party or Affiliate of such Party initiating any Infringement Action or Defense Action pursuant to Section 9.3.3 or Section 9.3.4 will consider in good faith all reasonable and timely comments from the other Party or its Affiliates on any proposed arguments asserted or to be asserted in litigation related to such Infringement Action or Defense Action. Coya shall not settle any Infringement Action or Defense Action in any manner that requires a payment or admission of liability by DRL or DRL Ltd. or that would negatively impact any of the Licensed IP or Joint IP, without DRL’s written consent (which will not be unreasonably withheld, conditioned, or delayed). Neither DRL nor DRL Ltd. shall settle any Infringement Action or Defense Action in any manner that requires a payment or admission of liability by Coya or that would negatively impact any of the Licensed IP or Joint IP, without Coya’s written consent.
9.3.6
Recoveries. Any amounts recovered by a Party or any of its Affiliates enforcing or defending an Infringement Action or Defense Action shall first be used [***]. Any remaining amounts recovered following the reimbursement of such Party and its Affiliates [***] shall be used to [***]. Any remaining amounts recovered following the reimbursement of such other Party and its Affiliates shall [***].
9.4
Infringement Claims and Enforceability Actions. Each Party will promptly notify the other Party if a Third Party brings or threatens any Action alleging intellectual property infringement or misappropriation by DRL or Coya or any of their respective Affiliates, sublicensees (including Sublicensees), subcontractors, and, in the case of Coya, by ARScience or Methodist, with respect to the Development, manufacture or Commercialization of Final Product in the Territory (any such Action, an “Infringement Claim”). As between the Parties, DRL will have the sole right, but not the obligation, to (a) [***], and (b) [***] (each, an “Enforceability Action”) relating to [***]. As between the Parties, Coya will have the sole right, but not the obligation, to (x) [***], and (y) [***]. Upon the request of the Party controlling the response to the Infringement Claim or Enforceability Action, the other Party will reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim or Enforceability Action. The other Party will have the right to consult with the controlling Party concerning any Infringement Claim or Enforceability Action and to participate in and be represented by independent counsel in any associated litigation at its own cost. If an Infringement Claim is brought against both Parties, then each Party will have the right to defend against the Infringement Claim with respect to its activities under this Agreement. The Party defending an Infringement Claim or brining an Enforceability Action under this Section 9.4 will (a) consult with the other Party as to the strategy for the prosecution of such defense or action, (b) consider in good faith any comments from the other Party with respect thereto, and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense or action. The Party controlling the defense against an Infringement Claim or enforcement of an Enforceability Action will have the right to select counsel and to settle such Infringement Claim or Enforceability Action on terms deemed reasonably appropriate by such Party, provided that [***].
9.5
Common Interest. All information exchanged between the Parties regarding the Prosecution, enforcement, and defense of Licensed IP and Joint IP under this Article IX will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such Prosecution, enforcement, and defense, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patent Rights and the Joint Patent Rights under this Article IX, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article IX is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information, and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis, or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.
9.6
Trademarks. Final Product shall be Commercialized by DRL in the DRL Territory, and by Coya for the DRL Field in the Coya Retained Territories, using DRL’s chosen and registered trademark for the Final Product (“Final Product Trademark”). A separate license agreement for Coya’s use of the Final Product Trademark in connection with the Commercialization of the Final Product for the DRL Field in the Coya Retained Territories (and, following any termination (but not expiration) of this Agreement, in the DRL Transferred Territory) shall be executed between the Parties. Coya shall only use the Final Product Trademark in accordance with DRL’s reasonable specifications and quality requirements, which may be updated from time-to-time by prior written notice to Coya. DRL shall be responsible for registering and maintaining the Final Product Trademark in the DRL Territory and in the Coya Retained Territory. If, for any reason, Coya is unable to use the Final Product Trademark in any country, both Parties shall mutually discuss the use of an alternate trademark. As applicable, Coya shall include the Final Product Trademark and the trade name of the Final Product in each BLA for the DRL Field. Coya will not, and will require that its licensees do not, use any trademark that is confusingly similar to the Final Product Trademark for or in connection with the Commercialization of the Final Product outside the DRL Field.
9.7
Amendment to Intellectual Property Provisions in Original Agreement. Coya and DRL Ltd. hereby agree that Section 6.4 and Section 12 of the Original Agreement are hereby deleted in their entirety and are replaced with Sections 9.1 through 9.6 of this Agreement.
Article X

TERM AND TERMINATION
10.1
Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 10.2, shall end upon the last-to-expire Royalty Term for each Final Product in each country in the DRL Transferred Territory (the “Term”). During the Term, prior to the First Commercial Sale of Final Product in any country in which Coya is responsible for Development of Final Product under this Agreement, Coya shall not (a) terminate the Original Agreement with respect to such country or (b) elect not to renew the Original Agreement. Upon expiration of the Royalty Term for a given Final Product in a given country in the DRL Transferred Territory, the license grant in Section 3.1 for such product in such country shall become fully paid-up and royalty-free.
10.2
Termination.
10.2.1
Force Majeure Event. Either Party may terminate this Agreement in accordance with Section 14.1.

10.2.2
Material Breach. This Agreement may be terminated by either Party in its entirety or with respect to the affected country(ies) by written notice to the other Party at any time if the other Party (the “Breaching Party”) is in material breach of any of its obligations hereunder as follows: (i) the terminating Party shall send a written notice of the material breach to the Breaching Party that the termination shall become effective if the Breaching Party does not remedy such breach (if such breach is capable of remedy) within [***], such period the “Cure Period”) after receipt by the Breaching Party of written notice of such default.
10.2.3
Insolvency. Either Party may immediately terminate this Agreement in whole or in part if the other Party: (a) makes an assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, or ceases operating in the normal course of business; (b) has a receiver or trustee appointed by a court over such Party or any substantial part of such Party’s assets; (c) becomes insolvent or is unable to pay its debts as they become due; (d) authorizes, applies for or consents to the appointment of a trustee or liquidator of all or a substantial part of its assets or has proceedings seeking such an appointment commenced against it which are not terminated within [***]; (e) has any substantial part of its property subjected to any levy, seizure, assignment or sale for, or by any creditor or governmental agency without said levy, seizure, assignment or sale being lifted, released, reversed or satisfied [***]; or (f) files a voluntary petition under any chapters of the insolvency law or an involuntary proceeding has been commenced by any Person against such Party under such applicable insolvency law (each, an “Insolvency Event”).
10.2.4
Regulatory Concern. In the event Coya ceases Development of Final Product in one or more countries due to a regulatory concern or safety concern, or if Coya believes that it is no longer able to use Commercially Reasonable Efforts to Develop Final Product in one or more countries, Coya will notify DRL and the Parties will discuss potential remedies for [***]. After [***], if the issues impeding the Development of Final Product in such country(ies) still persist despite Coya using Commercially Reasonable Efforts to address them, or if Coya does not continue Developing Final Product in such country(ies) this Agreement may be terminated by DRL with respect to such country(ies).
10.2.5
Specific Breaches. DRL shall be entitled to terminate this Agreement in its entirety or with respect to the applicable country upon written notice to Coya for each of the following, which will be deemed material breaches of the Agreement, provided that DRL’s termination will be effective on the day after the expiration of the Cure Period commencing from Coya’s receipt of such written notice if Coya fails to remedy such breach during such Cure Period:
a.
with respect to the United States or another country in the DRL Transferred Territory for which Coya is responsible for Developing the Final Product and obtaining Regulatory Approvals in the DRL Field (as agreed upon by the Parties through the JSC) (a “Coya Responsible Country”), if, after submission of an Application to a Regulatory Authority in such country, through no fault of either Party, Coya fails to obtain Regulatory Approval in such country [***];
b.
with respect to a Coya Responsible Country, if a clinical trial of Final Product is terminated due to patient safety or regulatory reasons in such country and Coya fails to use Commercially Reasonable Efforts to address such patient safety or regulatory reasons;
c.
with respect to a Coya Responsible Country, if Coya ceases Development of Final Product in such country (other than pursuant to Section 10.2.4) for a period [***], or if

Coya is not Developing Final Product in such country in accordance with the Development Plan; or
d.
in this Agreement’s entirety if Coya undergoes a Change in Control to an entity on the SDN List as maintained by OFAC.
10.2.6
Change in Control. DRL may terminate this Agreement upon written notice to Coya in the event of a Change in Control of Coya (other than a Change in Control of Coya to an entity on the SDN List as maintained by OFAC).
10.2.7
Convenience. Without cause [***] written notice to Coya, DRL may terminate this Agreement (a) in its entirety, or (b) following [***] after the Final Product receives Regulatory Approval in the United States, on a country-by-country basis in the DRL Transferred Territory.
10.2.8
Patent Challenge. If either Party or any of its Affiliates or licensees any Sublicensee initiates any proceeding or action to challenge the validity or enforceability of any Licensed Patent Rights owned solely by the other Party or assists a third party in pursuing such a proceeding or action, then such other Party may notify the initiating Party of such other Party’s intent to terminate this Agreement if such proceeding or action is not terminated. If such proceeding or action is not terminated within [***] after such other Party has provided the foregoing notice, then such other Party may terminate this Agreement immediately by a second notice to the first Party.
10.3
Alternative to Termination. In lieu of DRL electing to terminate this Agreement with respect to one or more specific countries in the DRL Transferred Territory pursuant to Sections 10.2.1, 10.2.2, 10.2.3, 10.2.4, 10.2.5, 10.2.6, or 10.2.8, and without limiting DRL’s remedies (other than the right to terminate) in law or in equity, DRL may elect instead, by delivering written notice to Coya, to maintain this Agreement with respect all or any of such countries (each such country, a “Remedy Country”) and, as of the date that such termination would have been effective:
10.3.1
At DRL’s election, which election shall be indicated in the notice delivered to Coya pursuant to Section 10.3, with respect to each Remedy Country for which Final Product has not received Regulatory Approval, DRL may require Coya to transfer to DRL all Regulatory Documentation owned or Controlled by Coya that is necessary or reasonably useful to Develop Final Product for the DRL Field in such Remedy Country, in which case Coya will have no further Development obligations under this Agreement with respect to such Remedy Country;
10.3.2
Only in the case where DRL would be entitled to terminate this Agreement pursuant to Section 10.2.2, Section 10.2.5b, Section 10.2.5d, or Section 10.2.8 (each, a “Coya Fault Event”): (a) any Development Milestone Payments that subsequently become payable under Section 8.3 will be reduced to an amount [***], (b) any sales of Final Product in each Remedy Country shall be reduced by [***] for purposes of calculating Net Sales used to determine Sales Milestone Payments in Section 8.4, and (c) DRL’s obligation to pay royalties under Section 8.5 on sales of Final Product in any Remedy Country in each Calendar Quarter shall be reduced [***]; and
10.3.3
If DRL would be entitled to terminate this Agreement pursuant to any provision listed in the first sentence of Section 10.3 other than a Coya Fault Event, then DRL will receive a credit which may be applied to reduce royalty payments under Section 8.5 on sales of Final Product in any Remedy Country, the amount of which credit will be equal to [***] (provided, however, that in no event will any royalty payment to Coya be reduced below the floor amount provided in Section 8.5.2d).
10.4
Effects of Termination. Upon termination of this Agreement in its entirety or with respect to one or more countries (each such country, a “Terminated Country”):
10.4.1
DRL shall transfer to Coya all Regulatory Approvals and other Regulatory Documentation that Coya transferred to DRL pursuant to Section 7.1 (and any other Regulatory Approvals and Regulatory Documentation obtained by or on behalf of DRL) for the DRL Transferred Territory or for each Terminated Country, as applicable; and
10.4.2
DRL or an Affiliate or Sublicensee of DRL may sell any remaining Final Product in its or its Affiliate’s or Sublicensee’s possession as of the effective date of termination in the DRL Transferred Territory or in each Terminated Country, as applicable.
10.5
Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Coya are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that DRL, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. Without limiting the generality of the foregoing, the Parties intend and agree that any sale of Coya’s assets under Section 363 of the Bankruptcy Code will be subject to the licensee’s rights under Section 365(n) of the Bankruptcy Code, that DRL cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement and that any such sale therefore may not be made to a purchaser “free and clear” of DRL’s rights under this Agreement and Section 365(n) of the Bankruptcy Code without the express, contemporaneous consent of DRL. Coya will, during the Term of this Agreement, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property owned by Coya. Each Party hereby acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) of the U.S. Bankruptcy Code include copies of research data, laboratory samples, product samples and inventory, formulas, laboratory notes and notebooks, pre-clinical research data and results, tangible Know-How and rights of access or reference, in each case, that relate to such intellectual property. The Parties further agree that, in the event (i) of the commencement of a bankruptcy proceeding by or against Coya under the Bankruptcy Code or analogous provisions of Applicable Law outside the U.S., (ii) this Agreement is rejected as provided in the Bankruptcy Code and (iii) DRL elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, then Coya (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee), (a) will provide DRL a complete duplicate of, or complete access to (as appropriate), any intellectual property licensed to such other Party held by such first Party and its successors and assigns (including all embodiments thereof), which, if not already in such other Party’s possession, will be promptly delivered to it and (b) Coya (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will not interfere with DRL’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code. Whenever Coya or any of its successors or assigns provides to DRL any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 10.5, the licensee will have the right to perform the licensor’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by DRL will release Coya from liability resulting from rejection of the license or the failure to perform such obligations. The provisions of this Section 10.5 are without prejudice to any rights DRL may have arising under the U.S. Bankruptcy Code, the laws of other jurisdictions governing insolvency and bankruptcy or other Applicable Laws. The Parties agree that they intend the rights, powers and remedies set forth in this Section 10.5 (x) to extend to the maximum extent permitted by Applicable Laws, including for purposes of the U.S. Bankruptcy Code and any similar laws in any other country; (y) to be enforceable; and (z) to be additional to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including pursuant to the U.S. Bankruptcy Code and any similar laws in any other country).
10.6
Termination of ARScience Agreement or Methodist Agreement.
10.6.1
ARScience Agreement. Coya shall provide DRL and DRL Ltd. with written notice of the expiration or termination of the ARScience Agreement [***] so that DRL and/or DRL Ltd. may elect, at their discretion, to enter into a direct license agreement with ARScience pursuant to Section 10.3.1 of the ARScience Agreement for the Licensed IP licensed to Coya under the ARScience Agreement.
10.6.2
Methodist Agreement. Coya shall provide DRL and DRL Ltd. with written notice of the expiration or termination of the Methodist Agreement [***]. Following such termination, Coya shall use Commercially Reasonable Efforts to require Methodist to negotiate a direct license agreement with DRL Ltd. and/or DRL for the Licensed IP licensed to Coya under the Methodist Agreement.
10.7
Survival. Termination or expiration of this Agreement shall not affect any rights accrued or obligations incurred by either Party prior to the effective date of termination. The provisions of this Agreement which by their terms are to be performed or complied with subsequent to the termination or expiration of this Agreement shall survive such termination or expiration and shall continue in full force and effect in accordance with their respective terms. Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive the termination or expiration of this Agreement: Article I, Article IX, Article XII, Article XIV, and Sections 5.6, 6.2.3, 8.5 (with respect to any sales prior to the effective date of expiration or termination or pursuant to Section 10.4.2), 8.6, 8.7, 8.8, 8.9, 8.11, 10.4, 10.6, 10.7, 11.8, 13.1 and 13.2. In addition, Sections 3.1 and 3.2 shall survive expiration (but not termination) of this Agreement.
Article XI

REPRESENTATIONS AND WARRANTIES
11.1
Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date that:
11.1.1
Organization. It is a corporation duly organized, validly existing, and in good standing under the Applicable Laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

11.1.2
Authority. It has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, it has the right to grant to the other Party the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents.
11.1.3
Consents. Except for any Regulatory Approvals, Regulatory Documentation, manufacturing approvals or similar approvals necessary for the Development, manufacture or Commercialization of the Product, Low Dose IL-2, and Final Product, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained.
11.1.4
No Conflict. It is not under any obligation, contractual or otherwise, to any Person that would materially affect the diligent and complete fulfillment of obligations under this Agreement and the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (i) do not conflict with or violate any requirement of Applicable Laws, (ii) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party, and (iii) do not conflict with, violate, breach or constitute a default under, or give rise to any right of termination, cancellation or acceleration of, any contractual obligations of such Party or any of its Affiliates.
11.1.5
Enforceability. This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar Applicable Laws affecting the enforcement of creditors’ rights generally.
11.2
Covenants. Each Party covenants during the Term that:
11.2.1
it shall, during the performance of activities under this Agreement, ensure that at all times its employees, and shall require that its contractors, consultants, sub-contractors and agents: (i) carry out their duties with all reasonable skill and care customary for the type of scientific research and Development work covered by this Agreement and shall at all times comply with all Applicable Laws; (ii) record experimental data and all other material information relating to the activities hereunder in individual notebooks or other appropriate formats and treat the same as Confidential Information; (iii) are fully aware of and comply with the confidentiality provisions of their respective contracts or terms of employment which, for the avoidance of doubt, are reasonably comparable to the confidentiality provisions set out in this Agreement; and
11.2.2
it will not make, nor will it promise to make any payment in violation of the U. S. Foreign Corrupt Practices Act or similar applicable local, federal or national law.

Coya covenants that it shall not (a) license or transfer its rights in the Licensed IP or Joint IP in any manner that conflicts with the licenses granted to DRL hereunder or granted to DRL Ltd. under the Original Agreement, or (b) encumber (including by pledging as security) any of Coya’s rights in the Licensed IP or Joint IP in any manner that conflicts with the licenses granted to DRL hereunder or granted to DRL Ltd. under the Original Agreement.

11.3
Additional Coya Representations and Warranties. Coya represents and warrants that:
11.3.1
Title and Right to License. As of the Effective Date, Coya is the sole and exclusive owner of all Licensed IP, other than the Licensed IP that is licensed to Coya under the Original License and the Licensed IP that is in-licensed from ARScience under the ARScience Agreement and Methodist under the Methodist Agreement. The Licensed IP owned solely by Coya is free and clear of any claims, liens, charges or encumbrances. Coya has the right to grant to DRL the licenses and rights as purported to be granted to DRL under this Agreement, and has not granted, and will not grant during the Term, any license or right to Licensed IP that is inconsistent with the licenses and rights granted to DRL hereunder.
11.3.2
Third Party Challenges. As of the Effective Date, there are no pending claims, judgments, or settlements against, or amounts with respect thereto, or to Coya’s knowledge, threatened claims, made against Coya or any of its Affiliates (or, to Coya’s knowledge, ARScience or Methodist) relating to the Licensed IP. As of the Effective Date, no claim or litigation is pending or has been received by Coya, its Affiliates (or, to Coya’s knowledge, ARScience or Methodist), or, to Coya’s knowledge, threatened by any Person (i) alleging that the Licensed Patent Rights are invalid or unenforceable (including any opposition, interference, re-examination or similar patent office action), or (ii) challenging Coya’s Control of the Licensed Patent Rights or Licensed Know-How (i.e., alleging that a Third Party has a right or interest in or to the Licensed Patent Rights or Licensed Know-How).
11.3.3
Non-Infringement of Third Party IP. To Coya’s knowledge, the Development or manufacture of Final Product, as conducted by Coya, its Affiliates, its and their (sub)licensees, ARScience, and Methodist prior to the Effective Date did not infringe any Patent Right or misappropriate or otherwise violate any Know-How of any Person (in the case of pending Patent Rights, evaluating them as if issued). No claim of infringement of Patent Rights of any Third Party or misappropriation of Know-How of any Third Party is pending against or has been received by Coya or its Affiliates (or, to Coya’s knowledge, ARScience or Methodist), or to Coya’s knowledge, threatened, against Coya, any of its Affiliates, ARScience, or Methodist with respect to the Development or manufacture of Final Product. To Coya’s knowledge, the Development, manufacture and Commercialization of Final Product as contemplated by this Agreement can be carried out without infringing, misappropriating or violating any Patent Rights or Know-How of any Third Party.
11.3.4
Third Party Infringement. To Coya’s knowledge, (i) no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate any Licensed Patent Rights or Licensed Know-How and (ii) there are no activities by Third Parties that would constitute infringement or misappropriation of the Licensed Patent Rights or Licensed Know-How.
11.3.5
Absence of Litigation. There are no judgments or settlements against or owed by Coya, its Affiliates or its (sub)licensees, no pending litigation against Coya, its Affiliates, or its (sub)licensees, or, to Coya’s knowledge, litigation threatened against Coya, its Affiliates, or its (sub)licensees, in each case related to Low Dose IL-2, Final Product, or the Licensed IP.
11.3.6
Inventors. Each Person who has or has had any ownership rights in or to any

Licensed Patent Rights (other than the Licensed Patent Rights that are licensed to Coya under the Original License and the Licensed Patent Rights in-licensed by Coya from ARScience Bio under the ARScience Agreement and Methodist under the Methodist Agreement), has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Licensed Patent Rights to Coya.
11.3.7
Compliance. Coya, its Affiliates and its and their (sub)licensees have complied with all Applicable Laws (including data privacy Applicable Law, current international regulatory standards, including, as applicable, GMP, GLP, GCP, and other rules, regulations and requirements) in connection with the manufacture and Development of Final Product (including data and information provided to Regulatory Authorities).
11.4
Coya Additional Warranties. Coya warrants during the Term that Final Product supplied by Coya to DRL, at the time of shipment to DRL: (i) will meet the Final Product Specifications and will be manufactured in compliance with GMP and all Applicable Laws, (ii) shall have been manufactured in accordance with all Applicable Laws in effect at the time of shipping Final Product, and (iii) shall not be misbranded or adulterated; provided, however, that notwithstanding any of the foregoing, Coya shall not be in breach of this Section 11.4 on account of any failure to meet Product Specifications or other issue related to Product supplied by DRL, which failure or issue existed at the time such Product is shipped to Coya or its CMO.
11.5
DRL Representations and Warranties. DRL represents and warrants as of the Effective Date that:
11.5.1
to the best of DRL’s knowledge, (a) DRL’s performance of its obligations under this Agreement will not infringe upon any valid intellectual property of any Third Party and (b) no claim has been asserted against DRL that the importation, manufacture, use, offer for sale, or sale of the Product infringes a valid claim under any patent in the Coya Retained Territory; and
11.5.2
there is no claim, suit, investigation, action or proceeding pending or, to DRL’s knowledge, threatened against DRL before any court, governmental agency, or arbitration panel which may in any way materially adversely affect the performance of either Party’s obligations hereunder or transaction contemplated by this Agreement.
11.6
Debarment. Each Party represents, warrants, and covenants that neither it nor any of its Affiliates has been debarred or is subject to debarment, and neither it nor any of its Affiliates will use in any capacity, in connection with its activities under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and any rules or regulations promulgated thereunder, or who is the subject of a conviction described in such Section 306, or who is subject to any similar sanction of any Regulatory Authority or other Governmental Authority in the Territory. During the Term, each Party will promptly inform the other Party in writing if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in such Section 306 or who is subject to any similar sanction, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending, or is threatened, relating to the debarment, conviction, or sanctions of it or any such Person performing hereunder.
11.7
ARScience Agreement and Methodist Agreement. Coya represents, warrants, and covenants that:

11.7.1
Except for the ARScience Agreement and the Methodist Agreement, as of the Effective Date there is no agreement between Coya or its Affiliates and any Third Party pursuant to which Coya or its Affiliates has in-licensed from any Third Party any Licensed IP;
11.7.2
Coya has provided DRL with a true and complete copy of the ARScience Agreement and the Methodist Agreement, each of which is in full force and effect. As of the Effective Date, no notice of default or termination has been received or given under the ARScience Agreement or the Methodist Agreement, and (a) there is no act or omission by Coya that would provide ARScience with a right to terminate the ARScience Agreement or provide Methodist with a right to terminate the Methodist Agreement, (b) there is no act or omission by ARScience that would provide Coya with a right to terminate the ARScience Agreement, and (c) there is no act or omission by Methodist that would provide Coya with a right to terminate the Methodist Agreement;
11.7.3
Coya shall notify DRL [***] of becoming aware of any development under the ARScience Agreement, or Methodist Agreement, including the change of control or insolvency of ARScience or Methodist, that would adversely affect DRL’s rights or obligations hereunder;
11.7.4
during the Term of this Agreement, Coya shall, at its own cost, maintain the ARScience Agreement and the Methodist Agreement in full force and effect and shall not terminate, amend, waive or otherwise modify (or consent to any of the foregoing) its rights under the ARScience Agreement or Methodist Agreement in any manner that adversely affects DRL’s rights or obligations hereunder;
11.7.5
in the event of any notice of breach of the ARScience Agreement or the Methodist Agreement by Coya is received by Coya, Coya shall immediately notify DRL in writing, and if Coya fails to cure such breach in a timely manner, unless such breach is due to the act or omission of DRL or its Affiliates or Sublicensees, DRL shall have the right, but not the obligation, to cure such breach on behalf of Coya and to offset any amount incurred or paid by DRL in connection with the cure of such breach against any amounts otherwise payable by DRL to Coya under this Agreement; and
11.7.6
if Coya enters into a license agreement with Methodist or an Affiliate or Methodist for any Patent Rights or Know-How that would be Licensed IP if sublicensed under this Agreement (a) pursuant to the Sponsored Research Agreement between Coya and Methodist effective as of February 3, 2021, as amended on February 16, 2022 and July 3, 2022, or (b) pursuant to the Sponsored Research Agreement between Coya and Methodist effective as of December 8, 2022, Coya shall in each case ((a) and (b)) ensure that Coya is able to sublicense any such Patent Rights and Know-How in a manner consistent with this Agreement and the Original Agreement. Coya shall provide DRL with a draft of any such license agreement prior to the execution of such license agreement and shall consider in good faith any comments provided by DRL with respect to such draft.
11.8
Disclaimer. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE PARTIES’ ONLY REPRESENTATIONS AND WARRANTIES AND NO OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, WILL APPLY. EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Article XII

CONFIDENTIALITY
12.1
Confidential Information. Each Party agrees that it shall not, without the prior written consent of the other Party, (i) disclose to any person such other Party’s Confidential Information, except to those of its and its Affiliates’ employees or representatives (and, in the case of Coya, any contractors or licensors) who need to know such information for the purpose of exploiting its rights or fulfilling its obligations under this Agreement (and then only to the extent that such persons are under an obligation to maintain the confidentiality of the Confidential Information consistent with this Agreement), or (ii) use any of such other Party’s Confidential Information for any reason other than as contemplated by this Agreement. If a Party has been advised by legal counsel that disclosure of Confidential Information of the other Party is required to be made under Applicable Laws (including by the rules or regulations of the SEC or similar regulatory agency in a country other than the U.S., or of any stock exchange or other securities trading institution) or pursuant to documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process, the Party required to disclose the Confidential Information shall (to the extent legally permitted) provide the other Party with prompt written notice of such request or demands or other similar process so that such other Party may seek an appropriate protective order or waive the disclosing Party’s compliance with the provisions of this Section 12.1.
12.2
In the absence of a protective order or waiver or other remedy, the Party required to disclose the other Party’s Confidential Information may disclose only that portion of the Confidential Information that its legal counsel advises it is legally required to disclose, provided that it exercises its Commercially Reasonable Efforts to preserve the confidentiality of such other Party’s Confidential Information, at such other Party’s expense, including by cooperating with such other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Confidential Information shall remain the sole property of the disclosing Party. This obligations under this Section 12.2 shall survive termination or expiration of this Agreement and continue in effect thereafter [***].
12.3
Permitted Disclosures. Each Party agrees to hold as confidential this Agreement and the terms of this Agreement, except that the receiving Party may disclose Confidential Information of the disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary:
12.3.1
for the prosecution, maintenance, enforcement, and defense of intellectual property as contemplated by this Agreement;
12.3.2
for submissions and other filings with Regulatory Authorities for the approval or other exploitation of the Product of Final Product as contemplated by this Agreement;
12.3.3
to investors, bona fide potential investors, licensees, Sublicensees, bona fide potential business partners, lenders, acquirers, and investment bankers in connection with licensing, financing and acquisition activities, and due diligence processes related to such activities, provided that any such Third Party has entered into a written obligation to treat such information and materials as confidential and requiring at least commercially reasonable obligations of confidentiality (and each Party will remain responsible for any failure by any of the foregoing Persons, to whom a receiving Party may disclose Confidential Information) to treat such information as required under this Article XII; or

12.3.4
as may be required by Applicable Laws or stock exchange rules on which a Party or its Affiliate’s stock trades, provided that (i) the Party making the disclosure shall first have given notice to the other Party and given the other Party a reasonable opportunity to obtain a protective order or request for confidential treatment with respect to the information required to be disclosed; (ii) to the extent permitted by Applicable Laws, the Party making the disclosure shall provide a draft of the proposed disclosure to the other Party at least ten (10) Business Days prior to making the disclosure and shall consider comments of such other Party in good faith; and (iii) the information relating to the other Party disclosed shall be limited to that which is legally required to be disclosed.
12.4
Public Announcement. The Parties will jointly issue a press release after the Effective Date consistent with the form set forth on Annex A. Other than the foregoing press release, neither DRL, Coya nor any of their respective Affiliates shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other Party, where such consent shall not be unreasonably withheld and shall be provided, or such other Party shall indicate why such consent is not being provided [***] except as may be required by Applicable Laws or stock exchange rules on which a Party or its Affiliate’s stock trades, subject to Section 12.3.4.
12.5
Return or Destruction of Confidential Information. Upon termination or expiration of this Agreement, each Party shall return or destroy the other Party’s Confidential Information, except that each Party may retain (a) the other Party’s Confidential Information following the expiration (but not termination) of this Agreement to the extent necessary to exercise any rights or perform any obligations that survive such expiration, and (b) one copy of the other Party’s Confidential Information for its legal archives; and (c) copies of the other Party’s Confidential Information held electronically in such Party’s back-up systems in accordance with such Party’s electronic document back-up policies.
12.6
Rights Under Original License. Notwithstanding anything to the contrary, nothing in this Agreement shall restrict either Party’s rights to use, disclose or retain any Confidential Information in accordance with the terms of the Original License.
Article XIII

INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY
13.1
Indemnification.
13.1.1
Coya shall indemnify, defend and hold harmless DRL and its Affiliates and their respective directors, officers, employees and agents from and against any Third Party claim, action, suit, demand, damage, expense or losses (including reasonable attorney’s fees) (collectively, “Claims”) resulting from or to the extent relating to: (i) the negligence, intentional misconduct, or violation of law by Coya or its employees or representatives in the performance of, or its failure to perform, any of Coya’s obligations under this Agreement or (ii) any breach of Coya’s representations, warranties, covenants or obligations under this Agreement. Coya shall indemnify and hold harmless DRL and its Affiliates and their respective directors, officers, employees and agents from and against any Claims to the extent Coya receives indemnification attributable to such Claims from ARScience pursuant to Section 9.2 of the ARScience Agreement or from Methodist pursuant to Section 11 of the Methodist Agreement.

13.1.2
DRL shall indemnify, defend and hold harmless Coya and its Affiliates and their respective directors, officers, employees and agents from and against any Claims resulting from or to the extent relating to: (i) the negligence, intentional misconduct, or violation of law by DRL or its employees or representatives in the performance of, or its failure to perform, any of DRL’s obligations under this Agreement; (ii) any breach of DRL’s representations, warranties, covenants or obligations under this Agreement.
13.1.3
Each Party’s obligations to the other Party under this Section 16.1 are conditioned upon the Party seeking indemnification: (i) providing written notice to the indemnifying Party of any Claims promptly, but not later than [***]; (ii) permitting the indemnifying Party to assume full responsibility for the defense of such Claim; (iii) assisting the indemnifying Party in defense of such Claim; and (iv) not compromising or settling any such Claim without the indemnifying Party’s prior written consent. Notwithstanding the foregoing, a Party’s failure to give the notice specified above in (i) of this Section 13.1.3, or delay in giving such notice, shall not affect such Party’s right to indemnification except to the extent that the indemnifying Party has been prejudiced by such failure or delay. In addition, the indemnifying Party may not settle a claim without the indemnified Party’s written consent unless such settlement includes a full release or license for both past and future sales of Final Product at no additional cost to the indemnified Party.
13.2
Limitation of Liability. EXCEPT AS SET FORTH IN THIS SECTION 13.2, NEITHER PARTY WILL HAVE ANY LIABILITY FOR ANY REMOTE OR INDIRECT LOSS OR ANY DAMAGES WHICH ARE INDIRECT, SPECIAL, OR CONSEQUENTIAL, SUSTAINED BY REASON OF THE BREACH OF THIS AGREEMENT OR OTHERWISE, INCLUDING FOR LOSS OF PROFIT. NOTHING IN THIS AGREEMENT SHALL EXCLUDE OR IN ANY WAY LIMIT EITHER PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY ITS GROSS NEGLIGENCE, OR THAT OF ITS EMPLOYEES, AGENTS, OR SUB- CONTRACTORS (AS APPLICABLE); FRAUD OR FRAUDULENT MISREPRESENTATION BY IT OR ITS EMPLOYEES; BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT OR INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS; OR ANY OTHER LIABILITY TO THE EXTENT THE SAME MAY NOT BE EXCLUDED OR LIMITED AS A MATTER OF LAW.
13.3
Insurance. Coya shall procure and maintain insurance in an amount no less than [***] for product liability insurance and [***] for commercial general liability from a reputed insurance company. Coya will also procure and maintain clinical trial insurance for Final Product based on the local requirement of the countries where clinical trial will be performed (and, for clarity, Coya may satisfy such requirement through clinical trial insurance procured or maintained by its Third Party contract research organization). DRL shall procure and maintain insurance in an amount no less than [***] for commercial general liability from a reputed insurance company. Each Party shall procure insurance or self-insure at its own expense. Each Party will name other party as an additional insured and shall provide with written evidence of such insurance or self-insurance upon request.
Article XIV

MISCELLANEOUS
14.1
Force Majeure. Neither Party shall be liable or be in breach of any provision of this Agreement for any failure or delay on its part to perform any obligation where such failure or delay has been occasioned by any act of God, pandemic, epidemic war, riot, fire, explosion, flood, sabotage, unavailability of fuel, labor, containers or transportation facilities, shortage or unavailability of materials, accidents of navigation or breakdown or damage of vessels or other conveyances for air land or sea, other impediments or hindrances to transportation, government intervention (other than that of a duly authorized Regulatory Authority), strikes or other labor disturbances (each a “Force Majeure Event”) provided, however, that the terms of this Section 14.1 shall not excuse any failure of a Party hereto to make a payment to the other Party when and as required under this Agreement. In case that such Force Majeure Event affects the performance of the terms of this Agreement for [***], the non-affected Party hereto may terminate this Agreement with immediate effect with no indemnification by giving notice to the other Party.
14.2
Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered in person or sent by facsimile or e-mail of a Portable Document Format (PDF) file (with evidence confirming receipt of such facsimile or PDF file) or one (1) business day after being sent by a recognized national overnight courier to the Parties at the addresses set forth below. A Party may change its address or fax number for receiving notice by the proper giving of notice hereunder:

To: Coya

Coya Therapeutics, Inc.
5850 San Felipe St. Suite 500
Houston, TX 77057
[***]

To: DRL

[***]

With copies (which shall not constitute notice) to:

[***]

[***]

[***]

and with a copy (which shall not constitute notice) to:

[***]

14.3
Successors and Assigns. Neither Party may assign this Agreement or any of its rights or obligations under this Agreement to a Third Party without the other Party’s prior written consent which shall not be unreasonably withheld, conditioned, or delayed, provided that this Agreement may be assigned by either Party to an Affiliate of such Party or by either Party in connection with a Change in Control of such Party without the consent of the other Party. The assigning Party shall provide the other Party written notice of any such intended assignment that requires consent pursuant to this Section 14.3 as soon as practicable and before such assignment occurs. Any assignment or transfer in contravention of this Agreement shall be null and void. This Agreement shall be binding upon and inure to the benefit of DRL and Coya and their successors and permitted assigns.
14.4
Non-Solicitation. During the Term of this Agreement, to the extent permitted by Applicable Laws, neither Party shall solicit, encourage to leave, or interfere in the relationship between the other Party and, any employees or independent contractors of such other Party who have performed or are performing work for such other Party in connection with this Agreement. A Party’s offer to employ any such employee or independent contractor in response to a generally available job posting shall not be deemed a breach of this Section 14.4.
14.5
Relationship of the Parties.
14.5.1
The relationship of Coya and DRL established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (a) give either Party any right or authority to create or assume any obligation of any kind on behalf of the other or (b) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.
14.5.2
Neither Party shall use, or permit anyone else under its control to use, the other’s name in the promotion of its business or the offer for sale of any goods, unless otherwise approved in writing.
14.6
Execution of all Necessary Documents. Each Party agrees that it will promptly upon the request of the other Party execute and deliver all documents and will take all such other actions as the other Party may reasonably request from time to time in order to effectuate the provisions and purposes of this Agreement.
14.7
Waiver. Any failure of a Party to enforce at any time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or a waiver of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.
14.8
Amendment. No amendment hereof shall be binding unless made in writing and signed by each of the Parties.
14.9
Entire Agreement; Relationship to Original License. This Agreement, including their addendums, exhibits, and attachments, and the supply agreements, quality agreement, trademark license agreement, and the Pharmacovigilance Agreement contemplated by the terms of this Agreement, together with the Original Agreement, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among or between the Parties and/or any of their respective Affiliates with respect to the subject matter hereof and thereof. Neither Party shall be liable or bound to the other Party or any of such other Party’s Affiliates in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or therein. For clarity, this Agreement shall not supersede the Original Agreement, and unless any provision specifically states that any terms of the Original Agreement are amended by this Agreement, this Agreement does not otherwise amend the Original Agreement. Notwithstanding the foregoing, DRL Ltd. agrees (and will ensure that any successor-in-interest to DRL Ltd. under the Original License agrees) that Coya shall not be in breach of any provision of the Original License, or have any liability thereunder, to the extent such breach is directly attributable to any breach of this Agreement by, or any other act or omission of, DRL.
14.10
Governing Law; Dispute Resolution. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflict of law provisions or principles. Coya and DRL agree that all disputes arising out of or in connection with this Agreement (subject to Section 8.9 and other than disputes for which DRL has the tie-breaking vote pursuant to Section 2.5) which cannot be settled amicably within a period of [***], shall be finally settled via arbitration under the Commercial Arbitration Rules of the American Arbitration Association (“Rules”). Coya and DRL Ltd. agree that (a), and (b) all disputes arising out of or in connection with or the Original Agreement (subject to Section 11.3 of the Original Agreement) which cannot be settled amicably within a period of [***], shall be finally settle by arbitration under the Rules. The Parties or Coya and DRL Ltd. (as applicable) shall mutually appoint one arbitrator as per said Rules. The seat and venue of the arbitration shall be New York County, New York. The language of the arbitration shall be English. Nothing in this Section 14.10 will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Notwithstanding the Parties’ (or Coya’s or DRL Ltd.’s, as applicable) agreement to arbitrate, unless the Parties (or Coya or DRL Ltd., as applicable) agree in writing in any particular case, disputes between the Parties (or Coya or DRL Ltd., as applicable) relating to or arising out of, or for which resolution depends in whole or in part on a determination of the interpretation, scope, validity, enforceability or infringement of, Patent Rights, Know-How, or trademarks will not be subject to arbitration under this Agreement, and the Parties (or Coya or DRL Ltd., as applicable) may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such disputes. Coya and DRL Ltd. hereby agree that Section 17.9 of the Original Agreement is deleted in its entirety.
14.11
Anti-corruption/ Anti-competition. Each Party undertakes to the other Party that it shall comply with applicable anti-corruption laws, including but not limited to, the U.S. Foreign Corrupt Practices Act (FCPA), and the UK Bribery Act of 2010 and, as well as any laws implementing the U.N. Convention Against Corruption and the OECD Anti-bribery Convention (collectively, “Anti-Corruption Laws”). Each Party undertakes that, in connection with its performance of its obligations under this Agreement, it, its directors, employees officers and agents have not engaged, and shall not at any time engage, in any activity, practice or conduct that would constitute an offence under any Anti-Corruption Law, including for the avoidance of doubt doing any of the following: directly or indirectly (a) offer, provide, authorize for or promise to another person, or (b) request, accept or agree to accept from another person any financial or other advantage or anything of value (“Benefit”), if such Benefit is for the purpose of influencing the receiving person improperly in his or her official capacity for the purpose of obtaining a business advantage, or where such Benefit would constitute a violation of any applicable Anti-Corruption Law. If, in connection with this Agreement, either Party breaches its obligations under any of the paragraphs of this Section 14.11 or admits to a violation or is determined by a governmental authority to have violated applicable Anti-Corruption Laws it shall be deemed to be a material breach of this Agreement. Coya shall comply with Dr. Reddy’s’ Code of Business Ethics & Conduct (CoBE) attached as Annex B during the Term and shall self-certify of its compliance in the format provided under Annex B no later than 30 days after the Effective Date.

14.12
Data Privacy. The Parties shall comply with their obligations under Applicable Laws related to data protection, including GDPR, personal data and trans-border data flow (collectively, the “Privacy Laws”). In particular (but without limitation), if a party process any “personal data” or “sensitive personal data” (as defined in the EU General Data Protection Regulation (2016/679) and Data Protection Act (2018), then it will only do so in accordance in compliance with Privacy Laws.
14.13
Severability. If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be affected, but shall be valid and enforced to the fullest extent permitted by law.
14.14
Headings. The headings used in this Agreement are intended for guidance only and shall not be considered part of this written understanding between the Parties hereto and shall have no effect on the meaning of the provisions hereof.
14.15
Counterpart Original Signature Pages. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute a single instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative effective as of the Effective Date.

COYA THERAPEUTICS, INC.

By: /s/ Howard Berman

Name: Howard Berman

Title: Chief Executive Officer

DR. REDDY’S LABORATORIES SA

By: /s/ Samim Ahmed Ranju

Name: Samim Ahmed Ranju

Title: Head Legal & Compliance, Europe

By: /s/ Sameer Natu

Name: Sameer Natu

Title: Director

(solely for purposes [***])

DR. REDDY’S LABORATORIES LTD.

By: /s/ Erez Israeli

Name: Erez Israeli

Title: Chief Executive Officer

[Signature Page to Development and License Agreement]

ANNEX A

Press Release

Coya Therapeutics, Inc. and Dr. Reddy’s Laboratories enter into an Exclusive Collaboration for Development and Commercialization of COYA 302, an Investigational Combination Therapy for Treatment of Amyotrophic Lateral Sclerosis (ALS)

•
Under the Agreement, Dr. Reddy’s will obtain commercialization rights for COYA 302 in the United States, Canada, the European Union and the United Kingdom, for patients with ALS

•
COYA will be responsible for development, including the conduct of the Phase 2 clinical trial and for obtaining regulatory approval in the United States

•
COYA 302 is an investigational combination biologic for subcutaneous administration, comprised of low-dose IL-2 and CTLA4-Ig (abatacept). COYA 302 has a dual mechanism of action intended to suppress the chronic and sustained inflammation underlying certain neurodegenerative diseases.

•
In early 2023, Coya entered into an in-licensing agreement with Dr. Reddy’s to license its proposed biosimilar abatacept for the development and commercialization of COYA 302

HOUSTON, TX; HYDERABAD, INDIA; BASEL, SWITZERLAND. December 6, 2023 — Dr. Reddy's Laboratories SA, wholly-owned subsidiary of Dr. Reddy’s Laboratories Ltd. (BSE: 500124, NSE: DRREDDY, NYSE: RDY, NSEIFSC: DRREDDY, along with its subsidiaries together referred to as “Dr. Reddy’s”), and Coya Therapeutics, Inc. (NASDAQ: COYA) (“Coya”), today announced that they have entered into a development and license agreement (the “Agreement”) for the development and commercialization of COYA 302, an investigational combination therapy for the treatment of Amyotrophic Lateral Sclerosis (ALS).

Under the terms of the Agreement, Coya has granted Dr. Reddy’s an exclusive license to commercialize COYA 302, a proprietary co-pack kit containing combination of low dose IL-2 and CTLA-4 Ig (abatacept) in the United States, Canada, the European Union and the United Kingdom for ALS. This Agreement is in addition to the in-licensing agreement with Dr. Reddy’s signed in early 2023. Coya retains the right to commercialize COYA 302 for patients with amyotrophic lateral sclerosis (ALS) in Japan, Mexico, and each country in South America. Coya will have responsibility for the clinical development of COYA 302 and for seeking regulatory approval for COYA 302 for patients with ALS in the United States.

Dr. Reddy’s will make a USD 7.5 million upfront payment to Coya. Upon the first FDA acceptance of an investigational new drug (IND) application for COYA 302 for the treatment of ALS, Dr. Reddy’s will pay Coya an additional USD 4.2 million. Upon dosing of the first patient in the first Phase 2 trial of COYA 302 for the treatment of ALS in the United States, Dr. Reddy’s will pay Coya an additional USD 4.2 million. Coya anticipates that the IND filing will be made in the first half of 2024. The Agreement also includes development and regulatory milestones up to USD 40 million should all such development and regulatory milestones be achieved. Additionally, Coya is eligible to receive sales-based milestone payments of up to USD 677.25 million linked to tiers of cumulative net sales being achieved over several years (over the term of the agreement subject to product commercial exclusivity). In addition, Dr. Reddy’s will pay Coya royalties based on a percentage net sales of COYA 302 ranging from low to middle teens. Coya is not a related party to Dr. Reddy’s or its promoters/promoter group.

Marc Kikuchi, Chief Executive Officer of Dr. Reddy’s North America, said: “Patients with ALS, commonly known as Lou Gehrig’s disease, have very few treatment options. We are pleased to partner with Coya Therapeutics on this investigational therapy which may have a unique place in treating patients with this progressive neurodegenerative disease. With this promising biologic product, we hope to reach many more patients around the world in keeping with our aim of serving over 1.5 billion patients by 2030. Dr. Reddy’s biosimilars/biologics business is part of our key strategic initiatives expected to drive both near-term and long-term growth.”

Dr. Howard Berman, Chief Executive Officer of Coya observed: “The Coya team is delighted to enter this exciting partnership with Dr. Reddy’s, a world class organization that defines excellence in innovation and commercialization. While the agreement provides the financial resources to execute on the Phase 2 clinical program for COYA 302 in ALS, the strategic value of the partnership contributes much more than capital. We will benefit from and leverage Dr. Reddy’s manufacturing expertise and growing commercial infrastructure both in the USA and worldwide as we plan together for the future of COYA 302 in ALS, a devastating disease with a high unmet need.”

COYA 302 was developed out of the multi-year translational research collaboration between Coya and Houston Methodist in the laboratory of Dr. Stanley Appel, an internationally renowned researcher and clinician. Houston Methodist is one of the leading hospital and academic research facilities.

About Coya 302:

COYA 302 is an investigational and proprietary biologic combination therapy with a dual immunomodulatory mechanism of action intended to enhance the anti-inflammatory function of regulatory T cells (Tregs) and suppress the inflammation produced by activated monocytes and macrophages. COYA 302 is comprised of proprietary low dose interleukin-2 (LD IL-2) and CTLA-4 Ig, and is being developed for subcutaneous administration for the treatment of patients with ALS. These mechanisms may have additive or synergistic effects.

In February of 2023 Coya announced results from a proof-of-concept, open-label clinical study evaluating LD IL-2 and CTLA-4 Ig in small cohort of patients with ALS, conducted at the Houston Methodist Research Institute (Houston, Texas) by Stanley Appel, M.D., Jason Thonhoff, M.D., Ph.D., and David Beers, Ph.D. This study was the first-of-its-kind evaluating this dual-mechanism immunotherapy for the treatment of ALS. Patients in the study received investigational treatment for 48 consecutive weeks and were evaluated for safety and tolerability, Treg function, serum biomarkers of oxidative stress and inflammation, and clinical functioning as measured by the ALSFRS-R scale.

During the 48-week treatment period, the therapy was well tolerated. The most common adverse event was mild injection-site reactions. No patient discontinued the study, and no deaths or other serious adverse events were reported.

Patients' disease progression was measured using the ALSFRS-R scale, a validated rating tool for monitoring the progression of disability in patients with ALS. The mean (±SD) ALSFRS-R scores at week 24 (33.75 ±3.3) and week 48 (32 ±7.8) after initiation of treatment were not statistically different compared to the ALSFRS-R score at baseline (33.5 ±5.9), suggesting significant amelioration in the progression of the disease over the 48-week treatment period.

Treg suppressive function, expressed as percentage of inhibition of proinflammatory T cell proliferation, showed a statistically significant increase over the course of the treatment period and was significantly reduced at the end of the 8-week washout post-treatment period. Treg suppressive function at 24 weeks (79.9±9.6) and 48 weeks (89.5±4.1) were significantly higher compared to baseline (62.1±8.1) (p<0.01), suggesting enhanced and durable Treg suppressive function over the course of treatment. In contrast, Treg suppressive function (mean ±SD) was significantly decreased at the end of the 8-week washout period compared to end-of-treatment at week 48 (70.3±8.1 vs. 89.5±4.1, p <0.05).

The study also evaluated serum biomarkers of inflammation, oxidative stress, and lipid peroxides. The available data up to 16 weeks after initiation of treatment suggest a decrease of these biomarker levels, which is consistent with the observed enhancement of Treg function. The evaluation of the full biomarker data is ongoing.

Coya 302 is an investigational product not yet approved by the U.S. Food and Drug Administration or any other regulatory agency.

About Dr. Reddy’s biosimilars/biologics programme:

A part of its key strategic initiatives, it is expected to drive both near-term and long-term growth. Over the last 20 years, the team has developed into a fully integrated organisation with robust capabilities in the development, manufacture and commercialisation of a range of biosimilar products in oncology and immunology. The portfolio currently has six commercial biosimilar products marketed in India and over 27 Emerging Markets. In addition, there are several products in the pipeline in oncology and auto-immune diseases in various stages of development for global launches across regulated as well as emerging markets. Coya has successfully completed the Phase 2 study and initiated the Phase 3 study of DRL_TC, its proposed biosimilar of tocilizumab via both the subcutaneous and intravenous routes, for global markets. Dr. Reddy’s proposed rituximab biosimilar application has been accepted for review by the USFDA, EMA and MHRA. Coya has also ramped up manufacturing capacity to support its global expansion plans.

About Dr. Reddy’s Laboratories Limited:

Dr. Reddy’s Laboratories Ltd. (BSE: 500124, NSE: DRREDDY, NYSE: RDY, NSEIFSC: DRREDDY) is a global pharmaceutical company headquartered in Hyderabad, India. Established in 1984, it is committed to providing access to affordable and innovative medicines. Driven by its purpose of ‘Good Health Can’t Wait’, the company offers a portfolio of products and services including APIs, generics, branded generics, biosimilars and OTC. Its major therapeutic areas of focus are gastrointestinal, cardiovascular, diabetology, oncology, pain management and dermatology. Its major markets include – USA, India, Russia & CIS countries, China, Brazil and Europe. As a company with a history of deep science that has led to several industry firsts, Dr. Reddy’s continues to plan and invest in the businesses of the future. As an early adopter of sustainability and ESG actions, we released its first Sustainability Report in 2004. Its current ESG goals aim to set the bar high in environmental stewardship; access and affordability for patients; diversity; and governance. For more information, log on to: https://www.drreddys.com/.

Investor Contact
Richa Periwal
richaperiwal@drreddys.com

Media Contact

Usha Iyer

ushaiyer@drreddys.com

About Coya Therapeutics, Inc.

Headquartered in Houston, TX, Coya Therapeutics, Inc. (Nasdaq: COYA) is a clinical-stage biotechnology company developing proprietary treatments focused on the biology and potential therapeutic advantages of regulatory T cells (“Tregs”) to target systemic inflammation and neuroinflammation. Dysfunctional Tregs underlie numerous conditions including neurodegenerative, metabolic, and autoimmune diseases, and this cellular dysfunction may lead to a sustained inflammation and oxidative stress resulting in lack of homeostasis of the immune system.

Coya’s investigational product candidate pipeline leverages multiple therapeutic modalities aimed at restoring the anti-inflammatory and immunomodulatory functions of Tregs. Coya’s therapeutic platforms include Treg-enhancing biologics, Treg-derived exosomes, and autologous Treg cell therapy. Coya’s 300 Series product candidates, COYA 301 and COYA 302, are biologic therapies intended to enhance Treg function and expand Treg numbers. COYA 301 is a cytokine biologic for subcutaneous administration intended to enhance Treg function and expand Treg numbers in vivo, and COYA 302 is a biologic combination for subcutaneous and/or intravenous administration intended to enhance Treg function while depleting T effector function and activated macrophages. These two mechanisms may be additive or synergistic in suppressing inflammation. For more information about Coya, please visit www.coyatherapeutics.com.

Investor Contact
David Snyder
david@coyatherapeutics.com

Hayden IR

James Carbonara
646-755-7412
James@haydenir.com

Media Contact
Anna Marie Imbordino
annamarie@quantum-corp.com
917-680-8765

Forward-Looking Statements

This press release contains “forward-looking” statements that are based on our management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements other than statements of historical fact contained in this presentation, including information concerning our current and future financial performance, business plans and objectives, current and future clinical and preclinical development activities, timing and success of our ongoing and planned clinical trials and related data, the timing of announcements, updates and results of our clinical trials and related data, our ability to obtain and maintain regulatory approval, the potential therapeutic benefits and economic value of our product candidates, competitive position, industry environment and potential market opportunities. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but not limited to, those related to risks associated with the impact of COVID-19; the success, cost and timing of our product candidate development activities and ongoing and planned clinical trials; our plans to develop and commercialize targeted therapeutics; the progress of patient enrollment and dosing in our preclinical or clinical trials; the ability of our product candidates to achieve applicable endpoints in the clinical trials; the safety profile of our product candidates; the potential for data from our clinical trials to support a marketing application, as well as the timing of these events; our ability to obtain funding for our operations; development and commercialization of our product candidates; the timing of and our ability to obtain and maintain regulatory approvals; the rate and degree of market acceptance and clinical utility of our product candidates; the size and growth potential of the markets for our product candidates, and our ability to serve those markets; our commercialization, marketing and manufacturing capabilities and strategy; future agreements with third parties in connection with the commercialization of our product candidates; our expectations regarding our ability to obtain and maintain intellectual property protection; our dependence on third party manufacturers; the success of competing therapies or products that are or may become available; our ability to attract and retain key scientific or management personnel; our ability to identify additional product candidates with significant commercial potential consistent with our commercial objectives; ; and our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although our management believes that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. We undertake no obligation to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

ANNEX B

Dr. Reddy’s’ Code of Business Ethics & Conduct

[***]

ANNEX C

Licensed Patent Rights

[***]